UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Seadrill Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LETTER TO OUR SHAREHOLDERS
Dear Shareholders,
On behalf of the Board of Directors of Seadrill Limited, I invite you to attend the 2025 Annual General Meeting of Shareholders. The meeting will be held on May 14, 2025, at 10:00 a.m. (Bermuda time) at the Hamilton Princess Hotel & Beach Club, located at 76 Pitts Bay Road, Hamilton, PB HM 08, Bermuda. The meeting is an important opportunity to vote on key matters that will help shape Seadrill’s future.
This past year required a disciplined focus on streamlining our operations, optimizing our asset portfolio, and adapting to market conditions. I believe it was a successful year for Seadrill, marked by key actions taken to strengthen the company’s long-term resilience and competitiveness in the offshore drilling market. Some of these key actions and focus areas are outlined below.
Strategy Execution
In 2024, our strategic focus was on strengthening and simplifying the business. A companywide ‘Focus on the Drill Bit’ initiative supported these efforts by reinforcing safety, competitiveness, collaboration, and cost-consciousness at all levels of the organization. This integrated approach helped to align resources and drive sustainable performance, facilitating the return of capital to shareholders.
Premium Floater Pure-Play
Throughout the year, we streamlined and upgraded our fleet by divesting non-core assets and integrating four high-specification drillships into the fleet. The sale of the West Prospero in December 2024 marked our exit from the benign jackup market, following the divestment of the Qatar jackup rigs earlier in the year. Total proceeds from asset divestitures were approximately $400 million during 2024. We also “reintegrated” four high-specification drillships we acquired from Aquadrill, eliminating costly management fees and exceeding stated annual synergy targets ahead of schedule. We believe that optimizing our fleet will be key to our ability to improve efficiency, reduce costs, and boost returns. Furthermore, by focusing our fleet and our capital on high-specification rigs, we are better positioned to secure long-term contracts at favorable dayrates.
Financial Discipline
After repurchasing $527 million of shares during 2024, we have reduced our issued share count by 22% since we began repurchasing our shares in September 2023. We ended the year with a robust balance sheet, including $505 million in cash and a net leverage ratio of 0.3x. Looking ahead, though we expect headwinds in the offshore drilling industry this year, we have positioned Seadrill to seize growth opportunities while maintaining flexibility to navigate near-term market turbulence. Our agility should enable us to adapt our cost base to safeguard profitability during challenging times.
Focus on Safe and Efficient Technologically Advanced Operations
We have a strong commitment to safety and efficiency. We believe that delivering safe, responsible, efficient drilling operations to our customers drives revenue efficiency. In 2024, we achieved a Technical Uptime of 97.13%, marking one of our top three performances in the past decade. This result reflects our continued emphasis on equipment reliability, with a particular focus on BOP and subsea equipment. Seadrill’s total recordable incident frequency was nearly 20% better than the International Association of Drilling Contractors (IADC) offshore average. We also continued emissions reporting to the Carbon Disclosure Project (CDP) and maintained a “B” score for 2024. All are solid achievements that reinforce Seadrill’s competitive advantage in the market.
We successfully recontracted the West Tellus and West Jupiter in Brazil, securing $1 billion of durable backlog at favorable dayrates, providing stability and visibility for future revenue streams. These contracts align with Seadrill’s strategy to cluster our rigs in the heart of the ultra-deepwater market to drive operating efficiencies and economies of scale.

In the second half of the year, Seadrill opened the West Minerva, a real-time operations center, which enables us to closely monitor and optimize drilling operations. The center, alongside our existing West Inspiration drilling simulator and training center, supports our efforts to leverage cutting-edge technology to enhance performance, reduce costs, and improve safety and efficiency.
We also celebrated a major milestone by drilling our 100th Managed Pressure Drilling (“MPD”) well, underscoring Seadrill’s industry leadership. This achievement strengthens our customers’ confidence in trusting us to provide advanced drilling techniques that deliver tangible results. In 2024, the latest specification MPD system was installed on the West Polaris in strategic partnership with Oil States. This system, combined with Oil States’ Integrated Riser Joint significantly reduces rig setup, teardown, and testing times compared to current legacy systems. With this technology on board, MPD is no longer reserved just for the highest complexity operations, and has driven strong interest from our clients for this safer, more efficient, and cost-saving technology.
Lastly, in 2024, we reduced our geographical footprint by relocating our corporate office from London, England to Houston, Texas. This move brings us strategically closer to key customers and suppliers, enhancing operational efficiency and strengthening relationships.
Seadrill’s commitment to executing a disciplined strategy has positioned us well to withstand market volatility. By optimizing our fleet, securing long-term contracts at favorable terms, divesting non-core assets and focusing on operational excellence and safety, we are creating a strong foundation for growth and resilience.
Your vote is important. We encourage you to review the enclosed proxy statement and vote promptly for the proposals included to ensure your shares are represented at the Annual General Meeting. We value and appreciate your continued investment in and support of Seadrill.
With best regards,

Julie J. Robertson
Chairman of the Board of Directors

NOTICE OF 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that the 2025 Annual General Meeting of Shareholders (the “Meeting”) of Seadrill Limited (the “Company”) will be held on May 14, 2025 at 10:00 a.m., Bermuda time, at the Hamilton Princess Hotel & Beach Club, 76 Pitts Bay Road, Hamilton, PB HM 08, Bermuda for the following purposes, all of which are more completely set forth in the accompanying proxy statement:
A.	To receive the audited consolidated financial statements of the Company for the year ended December 31, 2024.
B.	To consider and vote on the following Company proposals:
1.
To determine that the number of Directors comprising the Board of Directors of the Company (the “Board”) be set at up to nine (9) Directors until the Company’s next annual general meeting of shareholders, or until such number is changed in accordance with the Bye-laws of the Company (the “Bye-laws”).

2.
To re-elect, by way of separate resolutions, each of Julie J. Robertson, Jean Cahuzac, Jan Kjærvik, Mark McCollum, Harry Quarls, Andrew Schultz, Paul Smith, Jonathan Swinney and Ana Zambelli as Directors of the Company to serve until the Company’s next annual general meeting of shareholders or until their respective offices are otherwise vacated in accordance with the Bye-laws.

3.
To approve the appointment of PricewaterhouseCoopers LLP, United States (“PwC US”), to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 and until the close of the Company’s next annual general meeting of shareholders thereafter and the authorization of the Board (acting through the Audit and Risk Committee of the Board) to determine the remuneration of PwC US.

4.
To approve the remuneration of the Directors for the period from the date immediately following the Meeting until the later to occur of December 31, 2025 and the date of the 2026 Annual General Meeting of Shareholders.

5.	To conduct an advisory vote to approve the compensation of our named executive officers for 2024.
6.	To conduct an advisory vote to approve the frequency of future advisory votes to approve executive compensation.
C.	To consider and vote on such other business as may properly come before the Meeting and any adjournment or postponement thereof.
The Board has fixed close of business, Eastern Time, on March 17, 2025 as the record date for the determination of the shareholders of record entitled to attend and vote at the Meeting or any adjournment or postponement thereof. Only those shareholders entered on the Register of Members of the Company as of the above record date shall be entitled to attend and vote at the Meeting in respect of the number of shares registered in their name at that time.
Your vote is very important. Even if you plan to attend the Meeting, please submit a proxy as soon as possible to ensure that your shares are voted at the Meeting in accordance with your instructions. Voting your shares will help to ensure that your interests are represented at the Meeting. Please review the accompanying proxy statement for more complete information regarding the Meeting and the full text of the resolutions to be proposed at the Meeting.
By Order of the Board of Directors,

James Gilbertson
Company Secretary

March 25, 2025

How to Vote

Internet	Mail	Phone
In the case of proxy cards sent by Broadridge Financial Solutions, Inc. (“Broadridge”):

Online at:

www.proxyvote.com

Have your proxy card in hand when you access the website and follow the instructions.

In the case of proxy cards sent by
DNB Bank ASA (“DNB”):

By email to:

vote@dnb.no

In the case of proxy cards sent by Broadridge:

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received no later than 11:59 p.m., Eastern Time, on May 12, 2025, which is the voting cutoff time for proxy cards sent by Broadridge.

In the case of proxy cards sent by
DNB:

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to DNB Bank ASA, Registrars Department, P.O. Box 1600 Sentrum, 0021 Oslo, Norway, so that it is received no later than 11:59 a.m., Central European Time, on May 12, 2025, which is the voting cutoff time for proxy cards sent by DNB.
In the case of proxy cards sent by Broadridge: Use any touch-tone telephone to call: 1-800-690-6903 Have your proxy card in hand when you call and follow the instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on May 14, 2025. The notice and proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”) are available without charge at www.proxyvote.com.
We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about March 25, 2025. Shareholders who have requested a paper copy of the proxy statement and the 2024 Annual Report will receive those documents. The Notice of Internet Availability contains instructions on how to access the proxy materials, vote online and obtain a paper copy of the proxy materials.

PROXY STATEMENT
2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS
GENERAL
This proxy statement is being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Seadrill Limited (including its subsidiaries, collectively, “we,” “our,” “us,” “Seadrill,” or the “Company”) of proxies for use at the 2025 Annual General Meeting of Shareholders (the “Meeting”) or any adjournment or postponement of the Meeting. The Meeting is to be held at 10:00 a.m., Bermuda time, at the Hamilton Princess Hotel & Beach Club, 76 Pitts Bay Road, Hamilton, PB HM 08, Bermuda on May 14, 2025. At the Meeting, we will ask you to consider and vote on the proposals described in the accompanying Notice of 2025 Annual General Meeting of Shareholders (the “Notice of Meeting”). We are soliciting proxies from shareholders of record as of close of business, Eastern Time, on March 17, 2025.
Under Bermuda law, holders of a company’s common shares are referred to as “members” but for convenience they are referred to in this proxy statement as “shareholders.”
INFORMATION ABOUT SEADRILL LIMITED
About the Company
Seadrill is an exempted company limited by shares incorporated under the laws of Bermuda and in accordance with the Bermuda Companies Act 1981 (the “Bermuda Companies Act”). The Company is registered with the Bermuda Registrar of Companies under registration number 202100496. The Company’s common shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “SDRL.”
The Company was incorporated on October 15, 2021 under the name Seadrill 2021 Limited and, on February 22, 2022, changed its name to Seadrill Limited and became the ultimate parent holding company of the Seadrill group of companies. The Company’s principal executive office is located at 11025 Equity Dr., Ste. 150, Houston, Texas 77041 United States of America, Telephone: +1 (713) 329-1150. The Company’s website address is www.seadrill.com.
Business Overview
We are a drilling contractor providing worldwide offshore drilling services to the oil and gas industry. Our primary business is the ownership and operation of drillships and semi-submersible rigs for operations in shallow to ultra-deepwater in both benign and harsh environments. We contract our drilling units to drill wells for our customers on a dayrate basis. Our customers include oil super-majors, state-owned national oil companies and independent oil and gas companies. In addition, we provide management services to certain affiliated entities.
As of December 31, 2024, we owned a total of 15 drilling units, of which 11 were operating (inclusive of one leased to the Sonadrill joint venture), one 6th generation drillship was undergoing contract preparations for a contract that commenced during February 2025 and three were cold stacked. The 11 operating units include 10 benign floaters (comprising seven 7th generation drillships, two 6th generation drillships and one benign environment semi-submersible) and one harsh environment unit (comprising of one jackup). In addition to our owned assets, as of December 31, 2024, we managed two drilling units owned by Sonangol.
We are recognized for providing high quality operations, in some of the most challenging sectors of offshore drilling, and have worldwide operations based on where activities are conducted in the global oil and gas industry. As of December 31, 2024, we employed approximately 3,300 employees across the globe.
2024 Financial Performance and Business Highlights
Financial Performance
•
Generated net income of $446 million and Adjusted EBITDA of $378 million in 2024. Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A in this proxy statement for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

Strategy Execution
•	Premium floater pure-play
○	Completed reintegration of four drillships we acquired from Aquadrill.
○	Exited the benign jackup market through divestiture of non-core assets for approximately $400 million.
•	Commitment to maximizing fleet’s earnings potential
○	Repriced legacy contracts in Brazil, adding $1 billion in durable backlog.
○	Contracted at leading edge dayrate of $545,000 per day for West Capella.
○	7 years of backlog added in 2024 at an average dayrate of $458,000 per day.
○	Eliminated costly Aquadrill management fees, exceeding stated annual synergy targets of $70 million.
○	Achieved a Technical Uptime of 97.13%.
•	Prudent capital stewardship
○
Repurchased $527 million of shares during 2024. Since initiating repurchase programs in September 2023, we have returned a total of $792 million to shareholders through December 2024, reducing our issued share count by 22%.

○	Maintained a robust balance sheet, ending 2024 with a cash balance of $505 million and a net leverage ratio of 0.3x.
Operational Excellence
•
Continued to develop our safety culture, ending 2024 with a total recordable incident frequency that was nearly 20% better than the International Association of Drilling Contractors (IADC) offshore average.

•	Continued emissions reporting to Carbon Disclosure Project (CDP) and maintained a “B” score for 2024.
•	Received the 2024 Petrobras Best Suppliers Award in the Marine Drilling Operation category.
•	Continued our thought leadership in managed pressure drilling, successfully drilling our 100th well.
•	Roll-out of West Minerva, a state-of-the-art real time operations center.
Governance Transition
During the fiscal year ended December 31, 2024, the Company determined that it no longer qualified as a foreign private issuer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, effective January 1, 2025, the Company was considered a U.S. domestic issuer under the rules of the U.S. Securities and Exchange Commission (“SEC”) and NYSE listing standards. However, the Company remains a foreign company incorporated in Bermuda under the Bermuda Companies Act and is therefore required to comply with applicable Bermuda law, with its memorandum of association and bye-laws governed by such law.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
1.	What steps do I need to take to attend the Meeting in person?
All non-residents of Bermuda travelling into Bermuda must complete a Bermuda Arrival Card. Bermuda Arrival Cards can be completed online before your scheduled departure to Bermuda (www.bermudaarrivalcard.com). There is no approval process or fee, and once the required fields have been completed, the form is available as a downloadable link or by email. Hard copy ‘Pink Forms’ will be available on arrival in Bermuda for non-resident travelers who have not completed the online Bermuda Arrival Card. As travel restrictions may change between the date of this proxy statement and your date of travel, please consult the Government of Bermuda website for any changes to travel restrictions: www.gov.bm/coronavirus-travellers-visitors.
Shareholders of Record: If you are a shareholder of record as of close of business, Eastern Time, on March 17, 2025 (the “Record Date”) and plan to attend the Meeting, please bring the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to the Meeting as your proof of ownership of Seadrill shares.
Beneficial Owners: If you are a beneficial owner and plan to attend the Meeting, you will need to bring evidence of your ownership of Seadrill shares as of the Record Date in the form of a recently dated letter from your broker, bank or other nominee and a photo ID as proof of your identity. If you wish to vote at the Meeting, you must also bring a legal proxy as described in the answer to Question 17.
Please note that no cameras, recording equipment, laptops, tablets, cellular telephones, smartphones or other similar equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting, and security measures will be in effect to ensure the safety of attendees. In all cases, you will need a photo ID to gain admission.
2.	What is a proxy statement and what is a proxy?
A proxy statement is a document that the SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the shares you own. The person designated is called a proxy or proxy holder. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Shareholders are asked to appoint the following persons as proxy holders for the Meeting: Ms. Julie J. Robertson (Chairman of the Board), Mr. Simon Johnson (Seadrill Chief Executive Officer), Mr. Martyn Svensen (Seadrill Vice President of Insurance) and Ms. Jennifer Panchaud (Attorney at Conyers Dill & Pearman Limited, Seadrill’s Bermuda Counsel).
If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement, and in the absence of your direction, they will vote your shares as recommended by the Board.
Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this proxy statement was printed and that, under the Bye-laws of the Company (the “Bye-laws”), may be properly presented for action at the Meeting.
3.	Why did I receive these proxy materials?
We are providing the Notice of Meeting, proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report” and, collectively, the “proxy materials”) in connection with the solicitation by the Board of proxies to be voted at the Meeting. The proxies also may be voted at any adjournments or postponements of the Meeting. This proxy statement contains information you may use when deciding how to vote in connection with the Meeting. All shareholders on the Record Date are entitled to receive notice of, attend and vote at the Meeting or, subject to the Bye-laws, any adjournment or postponement of the Meeting.
4.	Why did I receive the Notice of Internet Availability instead of printed proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice of Internet Availability by mail to our shareholders. All shareholders solicited by this proxy statement will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set of the proxy materials may be found in the Notice of Internet Availability. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of the Meeting.
5.	Why did I receive the Notice of Internet Availability by mail or e-mail?
If you elected to receive proxy materials by mail or e-mail for any of your holdings in the past, you were automatically enrolled using the same process for all your holdings this year. If you would like to change the method of delivery, please follow the instructions set forth in the answer to Question 8.
6.	How can I access the proxy materials over the Internet?
Pursuant to rules adopted by the SEC, we provide shareholders access to our proxy materials for the Meeting over the Internet. The proxy materials for the Meeting are available at www.proxyvote.com. To access these materials and to vote, follow the instructions shown on the proxy card, the voting instruction card from your broker or the Notice of Internet Availability.
7.	Can I get paper copies of the proxy materials?
Yes, you may request paper copies of the proxy materials, including the 2024 Annual Report, by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com. You also may request paper copies when prompted at www.proxyvote.com.
8.	Can I choose the method in which I receive future proxy materials?
Yes, there are three methods in which shareholders of record and beneficial owners may receive future proxy materials or notice thereof:
•	Notice and Access: The Company furnishes proxy materials over the Internet and mails the Notice of Internet Availability to most shareholders.
•
E-mail: If you would like to have earlier access to future proxy materials and reduce our costs of printing and delivering the proxy materials, you can instruct us to send all future proxy materials to you via e-mail. If you request future proxy materials via e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials via e-mail will remain in effect until you change it. If you wish to receive all future materials electronically, please visit www.investordelivery.com to enroll or, if voting electronically at www.proxyvote.com, follow the instructions to enroll for electronic delivery after you vote.

•
Mail: You may request distribution of paper copies of future proxy materials by mail by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com. If you are voting electronically at www.proxyvote.com, follow the instructions to enroll for paper copies by mail after you vote.

If you are a beneficial owner, you should consult the directions provided by your broker, bank, trust or other nominee with respect to how you receive your proxy materials and how to vote your shares.
If there are multiple shareholders residing at the same address, we will send one set of proxy materials per household. However, you may inform us as to whether you wish to receive one set of proxy materials per household or one set of proxy materials per person in the future by calling or emailing as set forth above.
9.	Can I vote my shares by completing and returning the Notice of Internet Availability?
No, the Notice of Internet Availability simply instructs you on how to vote. To vote your shares, see instructions set forth in Question 17 below.
10.	When and where is the Meeting?
The Meeting will be held on May 14, 2025 at 10:00 a.m., Bermuda time, at the Hamilton Princess Hotel & Beach Club, 76 Pitts Bay Road, Hamilton, PB HM 08, Bermuda. Directions to such location can be obtained from https://www.thehamiltonprincess.com/contact/directions/.

11.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many of our shareholders hold their shares as “beneficial owners” through a broker, bank or other nominee rather than directly in their own name as “shareholders of record.” As summarized below, there are some differences between shares held of record and those owned beneficially.
If your shares are registered in your name on the books and records of Computershare Inc., our transfer agent, you are a “shareholder of record.” Accordingly, we sent the Notice of Internet Availability directly to you. If you are a shareholder of record, you may vote your shares in person at the Meeting.
If your shares are held for you in the name of your broker, bank or other nominee, your shares are held in “street name,” and you are considered the “beneficial owner.” Either the Notice of Internet Availability or the proxy materials have been, or will be, forwarded to you by your broker, bank or other nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing from your broker, bank or other nominee. As a beneficial owner is not the shareholder of record, you may not vote your shares at the Meeting unless you obtain a legal proxy from the broker, bank or other nominee that is the shareholder of record of your shares giving you the right to vote the shares at the Meeting.
12.	What are my voting choices for each of the proposals to be voted on at the Meeting?
You may vote “for” or “against” or you may elect to “abstain” with respect to Proposals 1, 2, 3, 4 and 5, and you may vote for every “one year”, “two years” or “three years” or you may elect to “abstain” with respect to Proposal 6.
Each of Proposals 1 through 6 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. If you abstain from voting in respect of a proposal, your vote will not be considered as a vote cast and will have no effect for such proposal. Under the Bye-laws, when a quorum is present, a nominee seeking election to a directorship shall be elected if a majority of the votes cast are cast in favor of the proposal to elect or re-elect the Director.
Assuming a quorum is present, each of Proposals 1, 2, 3, 4 and 5 will be considered approved if a majority of the votes cast are cast in favor thereof, and, for Proposal 6, the option that receives the affirmative vote of a majority of the votes cast will be considered approved. Because Proposal 6 has three possible substantive options (every one year, two years or three years), if no option receives the affirmative vote of a majority of the votes cast, we will consider shareholders to have “approved” the option receiving the highest number of votes cast.
With respect to the advisory votes on Proposals 5 and 6, the results of the votes will not require the Board or any committee thereof to take any action. However, the Board values the opinions of our shareholders and will carefully consider the outcome of the advisory votes on Proposals 5 and 6.
13.	What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:

Proposal 1
FOR the determination that the number of Directors comprising the Board be set at up to nine (9) Directors until the Company’s next annual general meeting of shareholders, or until such number is changed in accordance with the Bye-laws.

Proposals 2(a)-(i)
FOR the re-election of each of Julie J. Robertson, Jean Cahuzac, Jan Kjærvik, Mark McCollum, Harry Quarls, Andrew Schultz, Paul Smith, Jonathan Swinney and Ana Zambelli as Directors of the Company to serve until the Company’s next annual general meeting of shareholders or until their respective offices are otherwise vacated in accordance with the Bye-laws.

Proposal 3
FOR the approval of the appointment of PricewaterhouseCoopers LLP, United States (“PwC US”), to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 and until the close of the Company’s next annual general meeting of shareholders thereafter and the authorization of the Board (acting through the Audit and Risk Committee of the Board (the “Audit and Risk Committee”)) to determine the remuneration of PwC US.

Proposal 4
FOR the approval of the remuneration of the Directors for the period from the date immediately following the Meeting until the later to occur of December 31, 2025 and the date of the 2026 Annual General Meeting of Shareholders.

Proposal 5	FOR, on an advisory basis, the approval of the compensation of our named executive officers for 2024.

Proposal 6	For, on an advisory basis, every “ONE YEAR” as the frequency of future advisory votes to approve executive compensation.

All of the nominees named in Proposals 2(a)-(i) have indicated that they will be willing and able to serve as Directors. If any nominee becomes unwilling or unable to serve as a Director, the individuals designated as your proxy holders will vote to authorize the Board to fill the resulting vacancy in place of such nominee.
14.	Are there any other matters to be acted upon at the Meeting?
We do not know of any other matters to be presented or acted upon at the Meeting. If any matters not set forth in the Notice of Internet Availability included in the proxy materials are properly brought before the Meeting, unless you otherwise indicate on your proxy card, the persons named as your proxy will have discretionary authority to vote on them in accordance with their best judgment.
15.	Who is entitled to vote at the Meeting?
You are entitled to vote if you owned shares as a shareholder of record as of close of business, Eastern Time, on the Record Date, March 17, 2025. If you are a beneficial owner of Company shares and want to vote those shares, you must have a legal proxy from the shareholder of record to vote your shares at the Meeting. Each share is entitled to one vote, and there is no cumulative voting.
As of the Record Date, we had 62,163,028 shares issued and outstanding. Governing laws as well as our governance documents require the Board to establish a record date in order to determine who is entitled to receive notice of, attend and vote at the Meeting and any adjournments or postponements thereof. In accordance with the Bye-laws, voting on all proposals will be conducted by a show of hands or a poll.
16.	What is the quorum required to hold the Meeting? What are the effects of abstentions and broker non-votes at the Meeting?
The presence of two or more persons throughout the Meeting representing, in person or by proxy, any issued and outstanding voting shares of the Company will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but they are not considered as votes cast and will not be counted in determining the outcome of the vote on the election of Directors or on any of the other proposals.
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions from the beneficial owner, NYSE rules govern whether or not the broker is permitted to vote on the beneficial owner’s behalf. The NYSE has designated certain categories of proposals as “routine,” and, in the absence of specific instructions from the beneficial owner, brokers are permitted to vote on routine matters at their discretion. However, in the absence of specific instructions from the beneficial owner, brokers are prohibited from voting on any matter deemed non-routine, which results in a “broker non-vote” for such proposal.

The approval of the appointment of PwC US to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 and until the close of the Company’s next annual general meeting of shareholders thereafter and the authorization of the Board (acting through the Audit and Risk Committee of the Board) to determine the remuneration of PwC US (Proposal 3) is considered routine under applicable NYSE rules. Proposals 1 (determination of the number of Directors comprising the Board), 2 (re-election of Directors), 4 (approval of the remuneration of Directors), 5 (advisory vote to approve the compensation of our named executive officers for 2024) and 6 (advisory vote to approve the frequency of future advisory votes to approve executive compensation) are considered non-routine under applicable NYSE rules.
Abstentions occur when you elect to abstain from voting, or you provide voting instructions but instruct the broker to abstain from voting, on a particular matter instead of voting for or against the matter. Abstentions in respect of a proposal will not be considered as a vote cast and will have no effect on such proposal.
We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals, even if you plan to attend the Meeting.
17.	How do I vote?
Shareholders of Record: You are asked to appoint the following persons as proxy holders for the Meeting: Ms. Julie J. Robertson (Chairman of the Board), Mr. Simon Johnson (Seadrill Chief Executive Officer), Mr. Martyn Svensen (Seadrill Vice President of Insurance) and Ms. Jennifer Panchaud (Attorney at Conyers Dill & Pearman Limited, Seadrill’s Bermuda Counsel).
To be valid, any proxy card or other instrument appointing a proxy must be received (completed, dated and signed) as follows:
•	in the case of proxy cards sent by Broadridge Financial Solutions, Inc. (“Broadridge”), before 11:59 p.m., Eastern Time, on May 12, 2025 (the “Broadridge share voting cutoff time”):
○	by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717,
○	by submission via the Internet by going to www.proxyvote.com and following the instructions provided, or
○	by using any touch-tone telephone to call 1-800-690-6903 and following the instructions provided; or
•
in the case of proxy cards sent by DNB Bank ASA (“DNB”), before 11:59 a.m. Central European Time, on May 12, 2025 (the “DNB share voting cutoff time” and, together with the Broadridge share voting cutoff time, the “applicable share voting cutoff time”):

○	by mail to DNB Bank ASA, Registrars Department, P.O. Box 1600 Sentrum, 0021 Oslo, Norway, or
○	by email to vote@dnb.no.
Please sign the proxy card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy card. If a shareholder is a corporation, limited liability company or partnership, the proxy card should be signed in the full corporate, limited liability company or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signatory’s full title and provide a certificate or other proof of appointment.
Beneficial Owners: If you are a beneficial owner, your broker, bank or other nominee will arrange to provide materials and instructions for voting your shares. Please note that you may not vote shares held in street name by returning a proxy card or voting instruction card directly to the Company unless you provide a legal proxy executed by the shareholder of record and enabling you to vote the shares.
18.	What can I do if I change my mind after I vote?
Shareholders of Record: If you are a shareholder of record, you may revoke your proxy or otherwise change your vote before it is exercised by doing one of the following:
•
sending a written notice of revocation to our Company Secretary, James Gilbertson, at 11025 Equity Drive, Suite 150, Houston, Texas 77041, which must be received before 11:59 p.m., Eastern Time, on May 12, 2025, stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail (i) in the case of proxy cards sent by Broadridge, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or (ii) in the case of proxy cards sent by DNB, to DNB Bank ASA, Registrars Department, P.O. Box 1600 Sentrum, 0021 Oslo, Norway, in each case in time to be received before the applicable share voting cutoff time, in which case your later-submitted proxy will be recorded and your earlier proxy revoked;

•
if you voted electronically, (i) in the case of proxy cards sent by Broadridge, by returning to www.proxyvote.com and changing your vote, or (ii) in the case of proxy cards sent by DNB, by email to vote@dnb.no, in each case before the applicable share voting cutoff time. Follow the same voting process, and your original vote will be superseded; or

•	participating in the Meeting and voting your shares, provided that you specifically request your previously granted proxy to be revoked.
Beneficial Owners: If you are a beneficial owner, you can revoke your voting instructions or otherwise change your vote by following the instructions provided by your broker, bank or other nominee before the applicable deadline.
19.	What if I do not specify a choice for a proposal in my proxy?
If you sign and return your proxy card appointing the persons designated by the Board as your proxies without indicating how you want your shares to be voted, your shares will be voted FOR Proposals 1, 3, 4 and 5, FOR each nominee in Proposal 2 and for every “ONE YEAR” for Proposal 6, and otherwise in accordance with the Board’s recommendations by the persons designated as your proxies in Question 2.
20.	Will my shares be voted if I do not provide my proxy or instruction form?
If you are a shareholder of record and do not provide a proxy, you must attend the Meeting in order to vote. If you are a beneficial owner and hold shares through an account with a bank, broker or other nominee, your shares will not be voted on any proposal on which the bank, broker or other nominee does not have discretionary authority to vote. Therefore, unless you provide specific voting instructions, your shares may not be represented or voted at the Meeting.
21.	What does it mean if I receive more than one Notice of Internet Availability?
If you received more than one Notice of Internet Availability, it means that you hold your shares in different ways (e.g., trust, custodial accounts, joint tenancy) or in multiple accounts. Shares related to each Notice of Internet Availability you receive should be voted.
22.	Who will pay for the cost of this proxy solicitation?
We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our Directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We will also ask shareholders of record who are brokerage firms, banks, custodians, fiduciaries and other nominees to forward proxy materials to the beneficial owners of such shares and upon request we will reimburse such shareholders of record for the customary costs of forwarding the proxy materials. We have retained Sodali & Co LLC to assist in the solicitation of proxies and anticipate that this will cost us approximately $25,000 plus certain out-of-pocket expenses.
23.	Who will count the votes?
Broadridge will count the votes submitted by proxy and provide such report to the Company.
24.	When will Seadrill announce the voting results?
We will report the final results on our website (www.seadrill.com) and in a Current Report on Form 8-K filed with the SEC within four business days after the date of the Meeting.

25.	Who should I contact if I have additional questions?
If you have any further questions about voting or attending the Meeting, please contact our proxy solicitor, Sodali & Co LLC, at (800) 662-5200 (toll-free in North America) or +1 (203) 658-9400 (outside of North America) or by email at SDRL@info.sodali.com.
Shareholders who have general queries about the Meeting also can email Seadrill Investor Relations at ir@seadrill.com. No other methods of communication will be accepted. You may not use any electronic address provided either in this proxy statement or any related documents (including the proxy materials) to communicate with the Company for any purposes other than those expressly stated.

FORWARD-LOOKING STATEMENTS
This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this proxy statement are forward-looking statements. These forward-looking statements can often, but not necessarily, be identified by the use of forward-looking terminology, including the terms “assumes,” “projects,” “forecasts,” “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “may,” “might,” “will,” “would,” “can,” “could,” “should” or, in each case, their negative, or other variations or comparable terminology. These statements are based upon management’s current plans, expectations, assumptions and beliefs concerning future events impacting the Company and therefore involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, which speak only as of the date they are made. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, factors described from time to time in the reports filed or furnished by us with the SEC, including the 2024 Annual Report, filed with the SEC on February 27, 2025, which is available on the SEC’s website at www.sec.gov or under “Investors—SEC Filings” on our website at www.seadrill.com. Such risks and uncertainties are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. In many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. Should one or more of such risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or to any person(s) acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. We expressly disclaim any obligations or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or beliefs with regard to the statement or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. The information contained on or linked to or from our website is not part of, and is not incorporated into, this proxy statement.

PRESENTATION OF FINANCIAL STATEMENTS
In accordance with the Bermuda Companies Act, the audited consolidated financial statements of the Company for the year ended December 31, 2024 will be made available at the Meeting. The Board has approved these financial statements before the Meeting; however, there is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Meeting.
The Company’s audited consolidated financial statements for the year ended December 31, 2024 are contained in the 2024 Annual Report, filed with the SEC on February 27, 2025, which is available on the SEC’s website at www.sec.gov. Upon request in writing, we will provide each person solicited by this proxy statement, without charge, a copy of the 2024 Annual Report, including the financial statements. Such persons can obtain a hard copy free of charge upon request by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com or when prompted at www.proxyvote.com.

PROPOSAL 1:
NUMBER OF DIRECTORS
Proposal 1: To determine that the number of Directors comprising the Board be set at up to nine (9) Directors until the Company’s next annual general meeting of shareholders, or until such number is changed in accordance with the Bye-laws.
The Company currently has nine (9) serving Directors. At the Meeting, the Board will ask the shareholders to determine that the number of Directors comprising the Board be set at up to nine (9) Directors until the Company’s next annual general meeting of shareholders, or until such number is changed in accordance with the Bye-laws. The Board has nominated, in accordance with Proposal 2, for re-election to the Board those nine (9) persons currently serving as Directors of the Company. See “Proposal 2: Re-Election of Directors” for more information.
The Board recommends that the shareholders vote FOR the determination that the number of Directors comprising the Board be set at up to nine (9) Directors until the Company’s next annual general meeting of shareholders, or until such number is changed in accordance with the Bye-laws.
As a shareholder of record, if no indication is given as to how you want your shares to be voted, but your proxy is executed, the persons designated as proxies will vote the proxies received FOR Proposal 1.

PROPOSAL 2:
RE-ELECTION OF DIRECTORS
Proposal 2: To re-elect, by way of separate resolutions, each of Julie J. Robertson, Jean Cahuzac, Jan Kjærvik, Mark McCollum, Harry Quarls, Andrew Schultz, Paul Smith, Jonathan Swinney and Ana Zambelli as Directors of the Company to serve until the Company’s next annual general meeting of shareholders or until their respective offices are otherwise vacated in accordance with the Bye-laws.
At the Meeting, the Board will ask the shareholders to re-elect, by way of separate resolutions, each of the persons listed below as Directors of the Company to serve until the Company’s next annual general meeting of shareholders or until their respective offices are otherwise vacated in accordance with the Bye-laws.

Proposal	Name
2(a)	Julie J. Robertson
2(b)	Jean Cahuzac
2(c)	Jan Kjærvik
2(d)	Mark McCollum
2(e)	Harry Quarls
2(f)	Andrew Schultz
2(g)	Paul Smith
2(h)	Jonathan Swinney
2(i)	Ana Zambelli

Each of the nominees is currently a Director of the Company and was elected at the 2024 Annual General Meeting of Shareholders (the “2024 Annual General Meeting”) to hold office until the Meeting, or until his or her office is otherwise vacated in accordance with the Bye-laws.
If elected, each nominee will serve until the Company’s next annual general meeting of shareholders, which is expected to be held in 2026, or when their respective offices are otherwise vacated in accordance with the Bye-laws.
The Joint Nomination and Remuneration Committee of the Board (the “Joint Nomination and Remuneration Committee”) and the Board have determined that these nominees possess the appropriate mix of skills and characteristics required of Directors. The Board regularly evaluates the composition of the Board in the context of the perceived needs of the Board at a given point in time. In evaluating potential Director nominees, the Board evaluates their qualifications as set forth in our Corporate Governance Guidelines, which is further described in this proxy statement.
The Board recommends that the shareholders vote FOR the re-election of each of the nominees as Directors of the Company to serve until the Company’s next annual general meeting of shareholders or until their respective offices are otherwise vacated in accordance with the Bye-laws.
Each of the Board nominees has been nominated by the Board for election at the Meeting. The Bye-laws require majority voting for the election of Directors. A nominee seeking election will be elected if a simple majority of the votes cast are cast in favor of the proposal to elect the Director nominee. In determining the number of votes cast, shares that abstain from voting or are not voted will not be treated as votes cast. Each Director nominee will be considered separately. You may cast your vote for or against each nominee or abstain from voting your shares in connection with one or more of the nominees.
As a shareholder of record, if no indication is given as to how you want your shares to be voted, but your proxy is executed, the persons designated as proxies will vote the proxies received FOR each nominee in Proposal 2.

Nominees for Election as Director
Information concerning the nominees for Directors of the Company is set forth below:

Julie J. Robertson Chairman of the Board Age: 69 Director since: February 22, 2022 Committees: Joint Nomination and Remuneration Committee
Background:

Ms. Robertson is one of the most respected leaders in the offshore drilling business, and she was also one of the highest ranking female chief executives in the energy sector. Her career at Noble Corporation plc and its predecessor companies spanned more than 40 years and she held many leadership roles, including Executive Chairman from 2020 to 2021 and President and Chief Executive Officer from 2018 to 2020. She currently sits on the board of directors of EOG Resources, Inc. (since 2019), Superior Energy Services, Inc. (since 2021) and Patterson-UTI Energy, Inc. (since 2022). Ms. Robertson holds a Bachelor of Journalism degree from the University of Texas at Austin and completed the Harvard Business School Advanced Management Program in 1988. She is a resident of Houston, Texas.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Ms. Robertson should serve as a Director include her extensive experience in the offshore drilling industry and prior management experience.

Jean Cahuzac Age: 71 Director since: February 22, 2022 Committees: Operational Excellence & Sustainability Committee (Chair)
Background:

Mr. Cahuzac is highly regarded in the offshore energy services sector, bringing over 40 years of experience in the industry, including his prior service as Chief Executive Officer of Subsea 7 S.A. from 2008 to 2019 and in operational and management roles at Transocean Inc. from 2000 to 2008 and Schlumberger Limited from 1979 to 1999. Mr. Cahuzac currently serves as a director (since 2008) and member of the compensation committee of Subsea 7 S.A., as a director (since 2024) and member of the audit, remuneration and nomination committees of Ashtead Technology Holdings plc and as a director (since 2020), chairman of the sustainability committee and the ethics and compliance committee and member of the strategy committee of Bourbon Maritime. Mr. Cahuzac holds a master’s degree in Engineering from École des Mines de Saint-Étienne and a degree in petroleum engineering from the French Petroleum Institute. He is a resident of Paris, France.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. Cahuzac should serve as a Director include his industry experience, including in both operational and management roles.

Jan Kjærvik Age: 67 Director since: February 22, 2022 Committees: Audit and Risk Committee
Background:
Mr. Kjærvik is an accomplished financial executive who brings 40 years of experience in financial roles across the banking, energy and maritime sectors. He most recently served, from 2022 to 2024, as Interim Treasurer for GE Energy businesses (Vernova) preparing for demerger and separate listing in April 2024 from its General Electric parent. Previously, he served as Head of Treasury & Risk for A.P. Møller-Mærsk A/S from 2008 to 2021 and also held a similar role at Aker Solutions ASA from 2002 to 2008. The first half of his career was in various leadership positions at Nordea Bank Abp from 1983 to 2002. He currently sits on the board of directors and serves as chair of the audit committee of each of Høegh Autoliners ASA (since 2013) and Odfjell SE (since 2024). Previous directorships include Mærsk Supply Service A/S, Mærsk Insurance A/S, Danish Ship Finance A/S, VP Securities A/S, and Britannia PI. Mr. Kjærvik holds a master’s degree in Economics (lic. Oec.) from the University of St. Gallen, Switzerland. He is a resident of Oslo, Norway.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. Kjærvik should serve as a Director include his finance and accounting background and his knowledge of the energy and maritime sectors.

Mark McCollum Age: 66 Director since: February 22, 2022 Committees: Audit and Risk Committee (Chair)
Background:

Mr. McCollum has extensive global experience in the offshore energy services sector and has chaired three different public-company audit committees. He is a 20-year veteran of the oil and gas industry, having most recently served as President and Chief Executive Officer of Weatherford International plc from 2017 to 2020. He also held several leadership roles at Halliburton Company from 2003 to 2017, including Executive Vice President and Chief Financial Officer. He currently serves on the board of directors of Westlake Corporation (since 2018) where he serves as chair of the audit committee. He served as a director, chair of the compensation committee and member of the health, environmental, safety and corporate responsibility committee of Marathon Oil Corporation from 2022 until its acquisition by ConocoPhillips in 2024. Mr. McCollum is also a member of the board of directors of privately-held MOM Holding Company, the board of trustees of Baylor College of Medicine, the board of directors of Baylor St. Luke’s Medical Center and the board of directors of Yellowstone Academy. Mr. McCollum holds a Bachelor of Business Administration in Accounting from Baylor University and is a CPA in Texas. He is a resident of Waco, Texas.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. McCollum should serve as a Director include his extensive experience in the offshore energy services sector and management and public company board experience.

Harry Quarls Age: 72 Director since: April 3, 2023 Committees: Operational Excellence & Sustainability Committee
Background:

Mr. Quarls currently serves as chairman of the board of each of CHC Helicopter (since 2022), Key Energy Services, Inc. (since 2020) and ESS Tech, Inc. (since 2023). Mr. Quarls served as Managing Director at Global Infrastructure Partners, leading their efforts in North American energy midstream investments. Additionally, Mr. Quarls served as Managing Director and practice leader for Global Infrastructure Partners from 2008 to 2017 as well as a member of the board of directors of Booz & Company, a leading international management consulting firm. He has also served on the boards of various private and public companies. Mr. Quarls holds a Bachelor of Science degree from Tulane University and a Master of Science degree in Chemical Engineering from Massachusetts Institute of Technology. He also holds an MBA from Stanford University. He is a resident of Dallas, Texas.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. Quarls should serve as a Director include his business and management experience, including in the energy and management consulting sectors.

Andrew Schultz Age: 70 Director since: February 22, 2022 Committees: Joint Nomination and Remuneration Committee (Chair)
Background:

Mr. Schultz is an experienced turnaround investor and executive, as well as a seasoned director with extensive experience in stressed and distressed situations. As a lawyer and investor, his career has spanned many industries. He is very familiar with both the offshore drilling sector and the E&P sector, serving as board chair for Pacific Drilling Co. and a director for Vanguard Natural Resources, LLC. Currently, as a Non-Executive Director Advisor, he sits on a total of six boards. Mr. Schultz holds a Bachelor of Arts degree in Economics and Geography from Clark University and a Juris Doctor degree from Fordham University School of Law, New York. He is a resident of New Canaan, Connecticut.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. Schultz should serve as a Director include his background as an investor, executive and lawyer and knowledge of the offshore drilling and E&P sector.

Paul Smith Age: 54 Director since: February 22, 2022 Committees: Joint Nomination and Remuneration Committee
Background:

Mr. Smith is a highly analytical and energetic financial leader who brings depth and expertise in capital allocation, capital structure, capital markets and restructurings with a global track record across various industries, including mining and metals, oil and gas and steel. He served a nine-year career with Glencore plc from 2011 to 2020, culminating as Chief Financial Officer for Katanga Mining Limited from 2019 to 2020. Currently, he is Founder and Principal of Collingwood Capital Partners, which manages public and private investments focused on resources, energy transformation and technology sectors. He currently sits on the board of directors of Bunker Hill Mining Corp. (since 2023) and Echion Technologies Ltd. (since 2021). Mr. Smith holds a Master of Arts degree in Modern History from Lincoln College at the University of Oxford. He is a resident of Zug, Switzerland.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. Smith should serve as a Director include his global business and finance background across various industries.

Jonathan Swinney Age: 59 Director since: April 3, 2023 Committees: Audit and Risk Committee
Background:

Mr. Swinney served as the founding Chief Financial Officer of EnQuest PLC from 2010 until 2022, a premium listed company on the London Stock Exchange. Over that period, the company grew significantly, and Mr. Swinney led several asset acquisitions and major capital markets transactions. Mr. Swinney has wide-ranging experience in financing across the capital structure, M&A, financial reporting, financial restructuring, financial planning and analysis, treasury and financial risk. Mr. Swinney also served as the Head of Mergers and Acquisitions of Petrofac Limited from 2008 before joining EnQuest PLC. Prior to that, he served as Managing Director of Lehman Brothers in London and as Director of Equity Capital Markets at Credit Suisse First Boston in London. Mr. Swinney is a chartered accountant and a qualified solicitor and holds an LPC with distinction from the College of Law and a Bachelor of Science degree with honors from Southampton University. He is a resident of London, England.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. Swinney should serve as a Director include his wide-ranging management and finance experience.

Ana Zambelli Age: 52 Director since: January 25, 2023 Committees: Operational Excellence & Sustainability Committee
Background:

Ms. Zambelli brings significant industry experience to the Company, with more than 20 years of experience in the energy services sector in operational, commercial and finance roles. Ms. Zambelli served as Chief Commercial Officer at Maersk Drilling from 2015 to 2017, Managing Director at Transocean from 2012 to 2015 and President of the Brazilian division of Schlumberger from 2007 to 2011. Last, she served as a Managing Director in Brookfield’s Private Equity Group from 2020 to 2023, responsible for business operations in Brazil, where she also provided operational and financial oversight for Brookfield portfolio companies. Ms. Zambelli previously served as an independent member of the board of directors of Petrobras from 2018 to 2020 and Braskem from 2019 to 2020. In 2018, she founded the Diversity Committee at the Brazilian Petroleum Institute (IBP) and is the current committee leader. Ms. Zambelli currently sits on the board of DHT Holdings, Inc. (since 2024), Galp (since 2023) and BW Energy (since 2023). Ms. Zambelli holds a Master of Science degree from Heriot-Watt University and a Bachelor of Science degree from the Federal University of Rio de Janeiro. She also holds postgraduate certificates in strategy, innovation and management from Massachusetts Institute of Technology and completed the Digital Business Leadership Program at Columbia University. She is a resident of Rio de Janeiro, Brazil.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Ms. Zambelli should serve as a Director include her management, operational and financial experience in the energy services sector.

Board Overview
As described under “—Director Nominations,” the Joint Nomination and Remuneration Committee is responsible for reviewing with the Board, and has evaluated, the Board’s composition and current mix of skills and characteristics to determine whether they are appropriate to support oversight of the Company’s strategy and Board responsibilities. The Board currently believes its size and composition, including its mix of experiences, skills, qualifications and tenure, provides a highly effective and well-functioning Board.
Determination of Independence
The Bye-laws state that all members of the Board shall be independent, as the term is defined by SEC rules and NYSE Corporate Governance Standards. Except with respect to their directorships, we do not have any business or other relationships with our independent Directors. In this regard, the Board has determined that all Director nominees and Directors who served on the Board during 2024 are independent and have no material relationship with us. Accordingly, 100% of our current Board is independent.
Our Corporate Governance Guidelines provide that any Director who either has a significant change in business affiliation or position of principal employment or experiences a disabling health condition that adversely affects his or her ability to perform the essential function and responsibilities of a Director are expected to tender his or her resignation promptly to the Board. The Joint Nomination and Remuneration Committee will make a recommendation to the Board on whether to accept or reject such resignation, taking into consideration the impact of such change on such Director’s qualification as an independent Director and on the interests of the Company.
Director Nominations
The Joint Nomination and Remuneration Committee is primarily responsible for identifying, screening and reviewing candidates for nomination as Directors. Additionally, the Joint Nomination and Remuneration Committee may retain the services of a third party to identify, evaluate or assist the Joint Nomination and Remuneration Committee and the Board in evaluating potential Director nominees. The Joint Nomination and Remuneration Committee and the Board are responsible for nominating individuals to serve on the Board.
The Joint Nomination and Remuneration Committee will evaluate the qualifications of each Director candidate, including any nominees recommended or proposed by shareholders, against the criteria set forth in our Corporate Governance Guidelines in making recommendations to the Board concerning Director nominations. Pursuant to our Corporate Governance Guidelines, the Joint Nomination and Remuneration Committee will consider Director candidates who have the following qualifications: a high level of personal and professional integrity; strong ethics and values; and the ability to make mature business judgments. In addition, the Joint Nomination and Remuneration Committee will consider, among other things, the individual’s experience in corporate management, such as serving as an officer or former officer of a publicly held company or a large private company; the individual’s experience as a board member of another publicly held company or a large private company; the individual’s professional and academic experience relevant to the Company’s industry; the strength of the individual’s leadership skills; whether the individual has the time required for preparation, participation and attendance at meetings of the Board and committees of the Board, if applicable; and whether there are potential conflicts of interest with the individual’s other personal and professional pursuits. Our Corporate Governance Guidelines also provide that the Board is committed to a policy of inclusiveness and diversity of skills, expertise, backgrounds and experiences. The Joint Nomination and Remuneration Committee is responsible for assessing the appropriate mix of skills and characteristics required of Directors in the context of the perceived needs of the Board at a given point in time and periodically reviews and updates the criteria listed above as deemed necessary.
The Board consists of nine members. The Joint Nomination and Remuneration Committee may identify potential Director candidates from a number of sources, including recommendations or proposals from Directors, management, shareholders and executive recruiting firms retained for such purpose. The Joint Nomination and Remuneration Committee uses the same criteria for evaluating candidates regardless of the source of referral.
Shareholder Nominations
The Joint Nomination and Remuneration Committee will consider Director candidates recommended or proposed by shareholders. Shareholders wishing to propose a candidate for consideration by the Joint Nomination and Remuneration Committee may do so by writing our Company Secretary at our principal executive offices and following the requirements of the Bye-laws for Director nominations referred to in the “Other Matters—Information for Shareholder Proposals at the 2026 Annual General Meeting of Shareholders” section of this proxy statement.
The extent to which the Joint Nomination and Remuneration Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the committee’s discretion.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which set forth governance guidelines that assist the Board and its committees in the exercise of their responsibilities under applicable law and the listing standards of the NYSE.
Our Corporate Governance Guidelines provide a framework for the corporate governance of the Company, covering such matters as Board composition and Director qualifications (including Director independence), Board meetings, Board structure, Board access to management and independent advisors, limitations on outside directorships and leadership roles on other boards of directors, conflicts of interest, Director compensation, shareholder communications to the Board, Director attendance at shareholder meetings, evaluation of Board and executive officer performance, management succession planning and other corporate governance practices and principles.
Our Corporate Governance Guidelines are available under “About Us—Corporate governance” on our website (www.seadrill.com).
Board Leadership Structure
The Board believes separation of the Chairman of the Board and the Chief Executive Officer of the Company (the “Chief Executive Officer”) currently best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of its shareholders and the Company’s overall corporate governance.
The Board believes the separation of the Chairman of the Board and the Chief Executive Officer roles also allows the Chief Executive Officer to focus on managing the Company, its operations and strategic direction, allowing him to leverage the Chairman of the Board’s experience and perspectives. In addition, the Board believes that this leadership structure provides an effective framework for addressing the risks facing the Company, as discussed in greater detail under “—Risk Oversight by the Board.” The Board has authority to modify this structure to best address the Company’s circumstances and advance the best interests of shareholders as and when appropriate.
Because every Director is required to be independent pursuant to the Bye-laws, we do not have a separate lead independent director, and the Chairman of the Board presides over executive sessions of the Board.
Our governance practices provide for strong independent leadership, independent discussion among Directors, independent evaluation of, and communication with, members of management and independent oversight of the Company’s operational, fiscal and risk mitigation activities. These governance practices are reflected in our Corporate Governance Guidelines and the committee charters for the Audit and Risk Committee, the Joint Nomination and Remuneration Committee and the Operational Excellence & Sustainability Committee, all of which are available under “About Us—Corporate governance” on our website (www.seadrill.com).
Board Committees
Audit and Risk Committee
Members: Mark McCollum (Chair), Jan Kjærvik and Jonathan Swinney
Number of meetings in 2024: 9
•	The members meet the independence criteria for audit committee members prescribed by the NYSE.
•	None of the members of the Audit and Risk Committee serve on more than three public company audit committees.
•
The Board has determined that each member of the Audit and Risk Committee meets the requisite SEC criteria to qualify as audit committee financial experts, and each member of the Audit and Risk Committee is financially literate and has accounting or related financial management expertise as defined in the NYSE Listed Company Manual. In making recommendations and determinations regarding audit committee financial experts, the Board and the Audit and Risk Committee considered the relevant academic and professional experience of the Audit and Risk Committee members.

The responsibilities of the Audit and Risk Committee include the following:
•	appoint independent auditors to examine, review and audit our consolidated financial statements;
•	review the general scope of services to be rendered by the independent auditors;
•	pre-approve all services of the independent auditors and authorize payment of their associated fees;
•	review with management the adequacy and effectiveness of our internal controls over financial reporting;
•	review with management our earnings releases, quarterly financial statements and annual audited financial statements along with certain other disclosures;
•	evaluate any conflicts of interests, including evaluating related party transactions, and monitor compliance with our Code of Conduct; and
•	provide oversight of risks associated with the Company’s financial performance, cybersecurity, internal and external audit functions and other exposures.
Joint Nomination and Remuneration Committee
Members: Andrew Schultz (Chair), Julie J. Robertson and Paul Smith
Number of meetings in 2024: 5
•	Ms. Robertson served as chair of the Joint Nomination and Remuneration Committee until March 10, 2025, when Mr. Schultz assumed the role.
•	The members of the Joint Nomination and Remuneration Committee meet the independence criteria for compensation committee and nominating/corporate governance committee members prescribed by the NYSE.
The responsibilities of the Joint Nomination and Remuneration Committee include the following:
•	formulate criteria to determine the qualifications, qualities, skills, attributes, independence, expertise and other characteristics for selecting Directors and recommend such criteria to the Board;
•	identify, screen and review candidates for nomination and appointment as Directors;
•
set and make recommendations to the Board regarding the compensation framework for members of the executive management of the Company and make recommendations to the Board regarding the compensation framework of non-executive members of the Board;

•	within the terms of the compensation framework, consider and determine all elements of compensation for executive management;
•	determine the policy for and scope of pension arrangements, if any, for executive management;
•	review and administer all aspects of the Company’s short-term and long-term incentive plans;
•	review with management and approve any significant changes to the Company’s compensation structure and benefit plans;
•
oversee the Company’s Policy for the Recovery of Erroneously Awarded Compensation (with the assistance of the Audit and Risk Committee), and review and recommend changes in the policy to the Board from time to time as appropriate; and

•	evaluate appropriate compensation levels for Directors.
Operational Excellence & Sustainability Committee
Members: Jean Cahuzac (Chair), Harry Quarls and Ana Zambelli
Number of meetings in 2024: 4
The responsibilities of the Operational Excellence & Sustainability Committee include the following:

•	examine operational performance and health and safety results of the Company and make recommendations on such matters as needed to the Board and management;
•	review the Company’s broader technology strategy and make recommendations on such matters as needed to the Board and management;
•	review the Company’s business continuity plans (including plans to ensure cybersecurity), oversee crisis management training and review and advise upon lessons learned from such training;
•	review and provide guidance to the Board and management on fleet capital allocation projects, such as new build, acquisitions, reactivations or significant life enhancement investments;
•	advise management on customer strategies in relation to the Company’s competitiveness and service delivery;
•
review the Company’s environmental, social and governance (“ESG”) priorities within the Company’s ESG strategy and make recommendations regarding such matters as needed to the Board and management; and

•
review the Company’s ESG reports prepared by management of the Company and the Company’s public disclosure relating to ESG goals and accomplishments and make recommendations regarding such matters as needed to the Board and management.

Director Engagement
Meetings and Attendance
The Board met 21 times during the year ended December 31, 2024. The Board has three committees: the Audit and Risk Committee, the Joint Nomination and Remuneration Committee and the Operational Excellence & Sustainability Committee. During 2024, each incumbent Director attended at least 80% of the meetings held by the Board and the committees of which he or she was a member.
The Directors conducted executive sessions without management during each of the four regular quarterly meetings of the Board and during other meetings held throughout the year.
Our Corporate Governance Guidelines provide that all Directors are invited to attend our annual general meetings of shareholders. All nine incumbent Directors serving on the Board attended the 2024 Annual General Meeting.
Director Education and Orientation Program
The Company provides an orientation process for new Directors and continuing education for all Directors with regard to the Company’s operations and financial status and important aspects of and changes to the Company’s industry and business to enable them to stay current on developments related to their Board and committee service.
Board Evaluations
Following the Company’s transition to a U.S. domestic issuer under the SEC rules and NYSE listing standards, Board and committee evaluations will play a critical role in ensuring the effective functioning of the Board. Each year, the Board will conduct a performance evaluation to assess whether the Board and its committees are functioning effectively. As provided in their respective charters, each of the Board’s standing committees will also conduct an evaluation process annually.
The results of the evaluation process will provide valuable insight regarding areas of effectiveness and opportunities for improvement. The Board and each committee will discuss the findings and make changes as deemed necessary to improve Director communications and the overall effectiveness of Board and committee meetings.
In addition, each year, the Board will evaluate the performance of the Company’s executive officers, including the Chief Executive Officer based on objective criteria, and will solicit the views of the Directors regarding the performance of the Chief Executive Officer.
Risk Oversight by the Board
While management is responsible for the day-to-day management of our risks and the implementation of risk management strategies, the Board and its committees are actively involved in the oversight of risks that could impact the Company. The Board oversees the management of enterprise-wide risks, such as those related to macroeconomic and market conditions, commodity prices, strategic decisions, significant operating risks and disruptions, and the Audit and Risk Committee reviews and approves management’s policies with respect to enterprise risk management assessment and risk management and discusses with management the Company’s major risk exposures and steps taken to monitor and control such exposure. The Audit and Risk Committee also reviews the Company’s cybersecurity risk exposures periodically with management, along with the steps taken by management to monitor or mitigate such exposures. The Joint Nomination and Remuneration Committee reviews the Company’s incentive compensation arrangements to assess whether they encourage excessive risk-taking, reviews and discusses the relationship between risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate such risk.
Insider Trading and Anti-Hedging Policy
The Company has adopted an Insider Trading Policy governing the purchase, sale and other dispositions of the Company’s securities by our Directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and any NYSE listing standards applicable to us. Our Insider Trading Policy, among other things, prohibits our Directors, officers, employees and their respective immediate family members and controlled entities who are aware of material non-public information from engaging in transactions in the Company’s securities or disclosing such information to others who might use such information for trading or who might pass such information along to others to trade. Additionally, our Insider Trading Policy prohibits our Directors, executive officers, certain other designated employees and their respective immediate family members and controlled entities from hedging their ownership of the Company’s securities and prohibits our Directors, executive officers and their respective immediate family members and controlled entities from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for any loan or other obligation. Our Insider Trading Policy also provides that the Company will not engage in transactions in the Company’s securities in violation of insider trading laws. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to the 2024 Annual Report.
Management Succession
The Board is responsible for overseeing succession plans for the Chief Executive Officer and is responsible for planning, in collaboration with the Chief Executive Officer, succession plans for certain other executive officer positions. The Chief Executive Officer prepares and distributes to the Board any materials, including recommendations and evaluations of potential successors, that the Chief Executive Officer deems necessary or that the Board requests from time to time.
Shareholder Engagement
Executive officers engage with Seadrill shareholders and other potential investors through industry conferences, earnings conference calls, non-deal road shows, meetings and phone calls, and following the publication of our proxy statement and prior to the annual general meeting, we regularly engage directly with shareholders to discuss our compensation methodology and other subjects.
Shareholder Communications
Shareholders and other interested parties may communicate with the Board, any committee thereof, the Chairman of the Board or any other Director in particular by writing to them at the attention of the Company Secretary at: Seadrill Limited, 11025 Equity Drive, Suite 150, Houston, Texas 77041, marked as “Shareholder Communication with Directors” and clearly identifying the intended recipient of such communication. The Company Secretary will review each communication received from shareholders and other interested parties and will forward the communication as expeditiously as reasonably practicable, to the applicable addressees if (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication and (2) the communication falls within the scope of matters generally considered by the Board.
Other Governance Matters
Governance Transparency
The Board, its committees and management are committed to pursuing best practices of corporate governance, accountability and transparency. Our committee charters and Corporate Governance Guidelines are available under “About Us—Corporate governance” on our website (www.seadrill.com), and our Code of Conduct is available under

“About Us—Code of conduct” on our website (www.seadrill.com). Additional data available under “About Us” on our website also includes information on our Directors. Additionally, “Investors—SEC Filings” on our website has links to our public filings with the SEC, including equity ownership reports by our Directors and executive officers required under Section 16 of the Exchange Act.
Code of Conduct
Our Code of Conduct applies to all of our officers, Directors, employees and workers and third-party contractors, including our principal executive officer, principal financial officer, principal accounting officer and controller. We also seek to ensure that our business partners who represent the Company, including vendors, agents, consultants and other individuals or companies that provide services on behalf of the Company adhere to our Code of Conduct. Our Code of Conduct and the policies and directives included therein address all NYSE content requirements and include provisions addressing conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of our assets and compliance with our policies and with laws, rules and regulations, including laws addressing insider trading, anti-competitive conduct and anti-bribery, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010. No waivers of the provisions of our Code of Conduct have been requested or granted under our Code of Conduct. Any amendments to, or waivers of, the provisions of our Code of Conduct that are required to be disclosed by the rules of the SEC or the NYSE will be posted on our website (www.seadrill.com).
Our Code of Conduct provides for confidential and anonymous submission of reports of non-compliance with our Code of Conduct, including reports of accounting, auditing or other business irregularities, by any employee or other person to the Company or directly to the Board or relevant Board committee. Our Code of Conduct is available under “About Us—Code of conduct” on our website (www.seadrill.com).
Hotline Reports and Investigations
We have a telephonic and web-based Seadrill Integrity Reporting Channel to encourage reporting of possible wrongdoing, violations of our Code of Conduct or other issues that threaten our reputation (the “Hotline”). The Hotline is managed by an independent third party to protect employee privacy and includes the ability to report concerns anonymously, where permitted by law. All allegations are investigated and addressed under the direction of the Chief Compliance Officer, who reports regularly to Seadrill management and the Audit and Risk Committee.
Political Activities
Our Code of Conduct provides that political contributions or support of any kind to political candidates, political parties and political party officials on behalf of Seadrill are prohibited.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board has adopted a written Related Party Transactions Policy that sets out the procedures for the review and approval or ratification, where pre-approval is not possible, of interested transactions with a related person in which (1) the Company or any of its subsidiaries is a participant and (2) any “related person” (executive officer, Director or nominee for election as a Director, security holder who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing or any firm, corporation or other entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest) has or will have a direct or indirect interest, subject to certain exclusions. The Audit and Risk Committee is responsible for reviewing and approving the terms and conditions of all proposed interested transactions. In determining whether to approve or ratify an interested transaction, the Audit and Risk Committee will take into account all factors that a relevant to such transaction, including the size of the transaction and the amount payable to the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest and whether the transaction involves the purchase and sale of assets by the Company or the provision of goods or services to the Company and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.
There were no related party transactions since January 1, 2024 that were required to be reported pursuant to the applicable disclosure rules of the SEC, except as described herein.

DIRECTOR COMPENSATION
Director Compensation Table
The following table contains information with respect to the compensation awarded to or earned by our non-employee Directors in 2024.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Jean Cahuzac	217,252	119,992	448,895	—	786,139
Jan Kjærvik	196,802	119,992	448,895	—	765,689
Mark McCollum	226,252	119,992	448,895	—	795,139
Harry Quarls	189,302	119,992	—	—	309,294
Julie J. Robertson	244,170	149,978	448,895	—	843,043
Andrew Schultz	192,302	119,992	448,895	—	761,189
Paul Smith	187,802	119,992	448,895	—	756,689
Jonathan Swinney	190,802	119,992	—	—	310,794
Ana Zambelli	187,802	119,992	—	—	307,794

(1)
Amounts in this column represent the grant date fair value of the time-vested restricted stock units (“TRSUs”) granted to Directors on April 17, 2024, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures and, with respect to awards subject to performance-based vesting requirements, based on the probable outcome as of the grant date. For a description of the assumptions applied in these calculations, see Note 23 to our consolidated financial statements for the year ended December 31, 2024 (which are included in the 2024 Annual Report). As of December 31, 2024, Ms. Robertson held 3,011 unvested TRSUs, and each of our other Directors held 2,409 unvested TRSUs.

Narrative Disclosure to the Director Compensation Table
Non-Employee Director Fees and Equity Awards
Each of our non-employee Directors is party to a services agreement with the Company that provides for the payment of an annual cash fee. As approved by our shareholders, the annual cash fees for our non-employee Directors through our 2024 Annual General Meeting were as follows: non-Executive Chairman, $280,000; other Directors, $200,000; and committee chairs, $40,000.
In early 2024, the Joint Nomination and Remuneration Committee, working with Lyons, Benenson & Company Inc. (“LB&Co.”), undertook a review of Board compensation, which resulted in the Joint Nomination and Remuneration Committee’s proposal to, and subsequent approval by shareholders to, restructure the non-employee Directors’ compensation with effect from the 2024 Annual General Meeting. Following the 2024 Annual General Meeting, our non-Executive Chairman receives an annual cash retainer of $180,000, payable quarterly, and an annual equity award with a grant date value equal to approximately $150,000, and each of our other Directors receive an annual cash retainer of $140,000, payable quarterly, and an annual equity award with a grant date value equal to approximately $120,000. Each committee chair (other than the non-Executive Chairman who, until March 2025, served as a committee chair) also receives a cash retainer of $25,000, and any non-employee Director who serves on multiple committees but does not chair any committee receives an additional $10,000 per year. Our non-employee Directors are also entitled to receive $1,500 per meeting to the extent more than ten meetings are required in a year. The change in compensation structure, including the grant of an annual equity award, is intended to better align the interests of our non-employee Directors with our shareholders.
The 2024 annual equity award was granted to our Directors on April 17, 2024 in the form of TRSUs. The TRSUs vest upon the earlier of (i) the one-year anniversary of the date of grant and (ii) the next annual general meeting of shareholders (so long as such meeting does not occur less than 50 weeks from the date of grant).
Incentive Fee
The services agreements entered into with Ms. Robertson and Messers. McCollum, Cahuzac, Schultz, Smith and Kjærvik (the “Initial Directors”), each of whom were appointed to the Board effective upon the Company’s emergence from Chapter 11 on February 22, 2022, provided for an incentive fee payable upon the earlier to occur of (i) the two-year anniversary of the Company’s emergence from the Chapter 11 process and (ii) certain transformational corporate events (the “Incentive Fee”). In connection with the Chapter 11 process, certain significant creditors of the Company (who became shareholders of the Company upon the Company’s emergence from Chapter 11) approved the remuneration scheme set forth in such services agreements.
The Incentive Fee became due and payable to these Directors on February 22, 2024 (the second anniversary of the Company’s emergence from Chapter 11). The Incentive Fee, equal to $448,895 per Initial Director, was calculated and paid to the Initial Directors in accordance with the terms of the Initial Directors’ services agreements.

PROPOSAL 3:
APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal 3: To approve the appointment of PwC US to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 and until the close of the Company’s next annual general meeting of shareholders thereafter and the authorization of the Board (acting through the Audit and Risk Committee of the Board) to determine the remuneration of PwC US.
For the fiscal year ended December 31, 2024, PricewaterhouseCoopers LLP, Watford, United Kingdom (“PwC UK”), served as the Company’s independent registered public accounting firm. On March 4, 2025, the Audit and Risk Committee approved the dismissal of PwC UK as the Company’s independent registered public accounting firm, following the completion of the audit for the fiscal year ended December 31, 2024. On March 4, 2025, the Audit and Risk Committee also approved, subject to the approval by the shareholders at the Meeting, the appointment of PwC US as its independent registered public accounting firm for the fiscal year ending December 31, 2025, including performing review of interim periods commencing from the period ending March 31, 2025. The appointment of PwC US followed the Company’s transition from foreign private issuer status to U.S. domestic reporting status, which became effective January 1, 2025, in connection with the closing of the Company’s London, England office and consolidation of the Company’s corporate offices in Houston, Texas.
The audit report of PwC UK on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion, and such report was not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through March 4, 2025, (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the instructions relating thereto with PwC UK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC UK, would have caused PwC UK to make reference to the subject matter of such disagreements in connection with its audit report on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023, and (ii) there was no reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K and the instructions relating thereto.
During the fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through March 4, 2025, neither the Company nor anyone on its behalf consulted PwC US regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided by PwC US to the Company that PwC US concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the instructions relating thereto or a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K and the instructions relating thereto.
The change in the Company’s independent registered public accounting firm was previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2025. A copy of PwC UK’s related letter, dated March 5, 2025, was included as an exhibit to such Form 8-K filing.
The Board proposes and recommends the approval of the appointment of PwC US as the Company’s independent registered public accounting firm until the close of the Company’s next annual general meeting of shareholders to audit our consolidated books, records and accounts for the fiscal year ending December 31, 2025 and the authorization of the Board (acting through the Audit and Risk Committee of the Board) to determine the remuneration of PwC US. The approval by the Company’s shareholders of the appointment of PwC US as the Company’s independent registered public accounting firm will constitute the appointment of PwC US as the Company’s auditor for the purposes of the Bermuda Companies Act.
Representatives of PwC UK and PwC US are not expected to be present at the Meeting.
The Board recommends that the shareholders vote FOR the approval of the appointment of PwC US to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 and until the close of the Company’s next annual general meeting of shareholders thereafter and the authorization of the Board (acting through the Audit and Risk Committee of the Board) to determine the remuneration of PwC US.

As a shareholder of record, if no indication is given as to how you want your shares to be voted, but your proxy is executed, the persons designated as proxies will vote the proxies received FOR Proposal 3.
Fees and Services
The aggregate fees (excluding value added taxes) billed to us for the fiscal years ended December 31, 2024 and 2023 by PwC UK and its affiliates were as follows:

	2024	2023
Audit Fees(1)	$3,742,600	$4,020,216
Audit Related Fees(2)	545,810	872,110
Tax Fees	—	—
All Other Fees(3)	32,646	25,003
Total	$4,321,056	$4,917,329

(1)	Includes fees for the audit of our annual consolidated financial statements and services provided by PwC UK in connection with statutory and regulatory filings or engagements.
(2)
Includes fees for assurance and related services rendered by PwC UK related to the performance of the audit or review of our annual consolidated financial statements that have not been reported under “Audit Fees” above.

(3)	Includes fees for services other than audit fees and audit-related fees set forth above, primarily including assistance in the preparation of financial statements for subsidiaries.
Independent Auditor Pre-Approval Policies and Procedures
Consistent with SEC rules and policies regarding auditor independence, the Audit and Risk Committee has responsibility for appointing and approving the compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit and Risk Committee’s charter provides that it will pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.
The Audit and Risk Committee pre-approved the services provided during 2024 and 2023 described above, in accordance with the Audit and Risk Committee’s policy and the pre-approval requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). Accordingly, there were no services for which the de minimis exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable. The Audit and Risk Committee has considered whether the provision of non-audit services by PwC UK were compatible with maintaining PwC UK’s and PwC US’s independence and has determined that the provision of such non-audit services does not undermine PwC UK’s or PwC US’s independence.

AUDIT COMMITTEE REPORT
The Audit and Risk Committee is providing this Report pursuant to Item 407(d)(3) of Regulation S-K promulgated under the Exchange Act.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit and Risk Committee is directly responsible for recommending the appointment and approval of the compensation and oversight of the independent registered public accounting firm employed by the Company (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the Audit and Risk Committee.
The Audit and Risk Committee evaluates the qualifications, compensation, performance and independence of the Company’s independent registered public accounting firm. In determining whether to recommend the independent registered public accounting firm employed by the Company for reappointment, the Audit and Risk Committee considered the qualifications, performance and independence of the firm and the audit engagement team; the quality of services provided by the firm; the effectiveness of the communication and interaction between the independent registered public accounting firm, management and the Audit and Risk Committee; and the fees charged for the quality and breadth of services provided.
The Audit and Risk Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit and Risk Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit and Risk Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit and Risk Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit and Risk Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
The Audit and Risk Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC. The recommendation was based upon the Audit and Risk Committee’s review, the discussions referred to above and reliance upon the Company’s management and independent registered public accounting firm.
In accordance with the recommendation of the Audit and Risk Committee, the Board approved inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024, and all of our Directors acknowledged such approval by signing the Annual Report on Form 10-K as filed with the SEC on February 27, 2025.
Submitted by the Audit and Risk Committee:

Mark McCollum, Chair
Jan Kjærvik
Jonathan Swinney

PROPOSAL 4:
APPROVAL OF THE REMUNERATION OF DIRECTORS
Proposal 4: To approve the remuneration of the Directors for the period from the date immediately following the Meeting until the later to occur of December 31, 2025 and the date of the 2026 Annual General Meeting of Shareholders.
As required under the Bye-laws, the Joint Nomination and Remuneration Committee has recommended to the Board that Directors of the Company receive a certain level of remuneration in respect of their service on the Board for the period from the date immediately following the Meeting until the later to occur of December 31, 2025 and the date of the 2026 Annual General Meeting of Shareholders. In accordance with the Bye-laws, the recommendation for such Board remuneration must be approved by shareholders.
The Committee engaged LB&Co. as its independent compensation consultant to undertake a review of compensation paid to the Board, including comparing the compensation of the Board to the compensation paid to board members at peer companies and relevant competitors. Based on the Joint Nomination and Remuneration Committee’s analysis and the advice of LB&Co., the Joint Nomination and Remuneration Committee has proposed that the compensation of the Directors continue as currently structured, whereby, following the Meeting, the non-Executive Chairman would receive an annual cash retainer of $180,000, payable quarterly, in advance, and an annual equity award with a grant date value equal to approximately $150,000 and each of our other Directors would receive an annual cash retainer of $140,000, payable quarterly, in advance, and an annual equity award with a grant date value equal to approximately $120,000. Each committee chair (other than a committee chair who serves as the non-Executive Chairman) would also receive a cash retainer of $25,000. Any Director who serves on multiple committees but does not chair any committee will receive an additional $10,000 per year. Directors would also be entitled to receive $1,500 per meeting to the extent more than ten meetings are required in a year. The Joint Nomination and Remuneration Committee recommended this compensation structure to the Board, and the Board approved the structure. The Joint Nomination and Remuneration Committee and the Board determined that the terms of the compensation are reasonable and in the best interests of the Company.
Consequently, assuming a Board size of nine (9) Directors, the Joint Nomination and Remuneration Committee recommends the remuneration of the entire Board for the period from the date immediately following the Meeting until the later to occur of December 31, 2025 and the date of the 2026 Annual General Meeting of Shareholders be approximately $2,500,000 in the aggregate, assuming no more than ten meetings are held during such period. The portion of the fees that are payable in equity of the Company will be granted in the form of TRSUs. The TRSUs would become fully vested upon the earlier of (i) the one-year anniversary of the date of grant and (ii) the next annual general meeting of shareholders (so long as such meeting does not occur less than 50 weeks from the date of grant). If this proposal is approved, the TRSUs will be granted shortly following the Meeting. Dividend equivalents will accrue and be paid only if and when the TRSUs vest; dividends and dividend equivalents will not be paid on unvested TRSUs. Additionally, TRSUs are not entitled to be voted at general meetings of the Company.
The Board recommends that shareholders vote FOR the approval of the remuneration of the Directors for the period from the date immediately following the Meeting until the later to occur of December 31, 2025 and the date of the 2026 Annual General Meeting of Shareholders.
As a shareholder of record, if no indication is given as to how you want your shares to be voted, but your proxy is executed, the persons designated as proxies will vote the proxies received FOR Proposal 4.

PROPOSAL 5:
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Proposal 5: To conduct an advisory vote to approve the compensation of our named executive officers for 2024.
Pursuant to Section 14A of the Exchange Act and SEC rules, we are providing our shareholders with the opportunity to vote, on an advisory, non-binding basis, to approve the compensation of our named executive officers for 2024, as disclosed in this proxy statement, including the compensation tables and related narrative disclosures.
Our executive compensation program for 2024 was developed and overseen by the Joint Nomination and Remuneration Committee and in consultation with the Joint Nomination and Remuneration Committee’s independent consultant, LB&Co. We encourage our shareholders to closely review the “Compensation Discussion and Analysis” section in this proxy statement. Our compensation program is geared towards driving long-term, sustainable business performance. It is governed by the following key tenets:
•	The compensation program was designed to be competitive within the drilling, oilfield services and adjacent industries and equitable among various positions within the Company;
•
The principal objectives of the compensation program are to attract, retain, motivate and reward the executives, managers and professionals that are essential to the Company’s short-term and long-term operational and financial success; and

•
The compensation program was structured to be performance-focused, promoting the alignment of interests between management and our shareholders by ensuring that most of the compensation for the executive officers was variable and earned on the basis of short-term and long-term performance achievement of operational, financial (including stock price and total shareholder return) and sustainability goals (including spill prevention and personal and process safety) among others.

The Board recommends that the shareholders vote, on an advisory basis, FOR the approval of the compensation of our named executive officers for 2024.
As a shareholder of record, if no indication is given as to how you want your shares to be voted, but your proxy is executed, the persons designated as proxies will vote the proxies received FOR Proposal 5.
With respect to this advisory vote, the result of the vote will not require the Board or any committee thereof to take any action. However, the Board values the opinions of our shareholders and will carefully consider the outcome of the advisory vote on Proposal 5.
We expect to conduct the next advisory vote to approve the compensation of our named executive officers at the 2026 Annual General Meeting of Shareholders.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation philosophy, strategy, objectives and structure, and the actions taken by the Joint Nomination and Remuneration Committee with respect to our named executive officers. Our named executive officers during 2024 were as follows:

Simon Johnson	Grant Creed	Samir Ali	Torsten Sauer-Petersen	Todd Strickler
President and Chief Executive Officer	EVP and Chief Financial Officer	EVP, Chief Commercial Officer	EVP, Human Resources	SVP and General Counsel

Compensation Philosophy and Objectives
Our executive compensation philosophy is designed to align the interests of our leadership team with those of our shareholders, fostering a results-driven culture that delivers significant value to the organization. Specifically, we design our compensation programs utilizing a number of guiding principles that ensure competitiveness, transparency and alignment with our strategic goals:
•
Pay for Performance: We utilize performance metrics related to financial targets, operational and safety milestones and strategic achievements in both our short-term and long-term incentive plans to maintain a direct link between our executives’ compensation and our Company’s performance and ensure that our executives’ compensation reflects meaningful contributions to our Company’s success and value creation.

•
Attract, Retain and Motivate High-Caliber Executive Talent: Our executives receive a comprehensive compensation package that includes competitive base salaries, performance-based annual incentives, long-term equity awards and additional benefits, which are regularly reviewed and benchmarked against a carefully selected peer group within the oil and gas sector, and supplemented with broader industry data.

•
Ensure Alignment with Shareholders: We align our executives’ goals with those of our shareholders by not only granting a significant portion of our executives’ compensation as long-term equity awards, but by also attaching performance-based vesting that is tied to both financial and operational goals.

•
Consider Compensation Best Practices and Manage Risks: We regularly review our compensation policies to ensure compliance with regulatory requirements and to integrate evolving best practices into our executives’ compensation, and we mitigate excessive risk-taking by structuring our incentive compensation to promote meaningful long-term value rather than excessively encouraging short-term gains.

Key Elements of Our Compensation Program
For 2024, the primary components of our named executive officers’ compensation were:
•	base salary;
•	annual cash bonuses; and
•	long-term equity awards comprised of TRSUs and performance-vested restricted stock units (“PRSUs”).

Each element of compensation aligns with our executive compensation program objectives as shown in the following table:

Element of Compensation	Description	Primary Goals of our Executive Compensation Program
		Pay-for- Performance	Attract, Retain, Motivate	Shareholder Alignment
Base Salary	Provides regular fixed cash in recognition of job responsibilities		✔
Annual Cash Bonus
Target award determined as percentage of base salary; Earned based on the achievement of company-wide financial, operational and safety performance goals and individual performance measured against objectives
		✔	✔	✔
Long-Term Equity Awards
Combination of TRSUs and PRSUs
 •
TRSUs generally vest ratably over three years
 •
PRSUs generally earned over a three-year performance period (with certain PRSUs measured over three annual measurement periods, but vesting at the end of the cumulative three-year period)
		✔	✔	✔

Executive Compensation Best Practices
The following table highlights some of the key features of our executive compensation program that we employ to appropriately align compensation with our program philosophy and objectives, promote good corporate governance and align shareholder and executive interests.

	✔ WHAT WE DO		✘ WHAT WE DON’T DO
✔	Base compensation amounts and elements of compensation are benchmarked against peer companies.	✘	No payment of dividends or dividend equivalents on TRSUs or PRSUs until the awards vest.
✔	Provide a meaningful percentage of at-risk and performance-based compensation.	✘	No provision of excessive perquisites or other personal benefits.
✔	Balance short-term and long-term growth through our Annual Cash Bonus and PRSU performance goals.	✘	No officer or director hedging or pledging of stock; No officer or director margin loans.
✔	Make change in control severance payments only in the event of a “double-trigger” when executive’s employment is terminated.
✔	Maintain robust stock ownership guidelines for our executive officers.
✔	The Joint Nomination and Remuneration Committee retains an independent compensation consultant.

Roles of the Joint Nomination and Remuneration Committee, Compensation Consultant and Management
The Joint Nomination and Remuneration Committee is responsible for determining the compensation of our executives and designing our executive compensation program with input from our independent compensation consultant and, for executive officers excluding Mr. Johnson, with input from Mr. Johnson. Determining compensation for our executive officers includes, among other things, determining each component of executive compensation and any related performance metrics, goals, attainment and payouts. The Joint Nomination and Remuneration Committee also reviews Mr. Johnson’s individual performance, including feedback solicited directly from the Board, and holds executive sessions without Mr. Johnson present to discuss Mr. Johnson’s performance and establish Mr. Johnson’s compensation.

LB&Co. has been engaged by the Joint Nomination and Remuneration Committee to provide advice regarding executive compensation matters. LB&Co. generally provides input on the design and competitiveness of the compensation programs of, and proposed compensation decisions regarding, our executive officers and non-executive Directors and provides input on evolving market practices and provides supporting market data. LB&Co. attends scheduled meetings of the Joint Nomination and Remuneration Committee when compensation matters are discussed. The Joint Nomination and Remuneration Committee assessed LB&Co.’s independence under the factors set forth in the SEC rules and concluded that LB&Co. was independent and that LB&Co.’s consultant work in 2024 did not raise any conflicts of interest.
Compensation Benchmarking
To provide guidance to the Joint Nomination and Remuneration Committee, comparative pay data is obtained from several sources, including industry-specific surveys and compensation peer group data, supplemented with broader industry data from both direct competitors and adjacent sectors, compiled by LB&Co. These surveys compare each element of our executive officers’ compensation to the compensation of individuals serving in similar positions at companies in our compensation peer group. The market data reviewed by the Joint Nomination and Remuneration Committee includes publicly available financial and compensation information reported by the companies in our compensation peer group and general industry survey data, which, for 2024 compensation decisions, was provided by Mercer and Willis Towers Watson.
Our 2024 Compensation Peer Group
The Joint Nomination and Remuneration Committee, with research and advice from LB&Co., annually reviews the composition of the peer group used for compensation benchmarking. The Joint Nomination and Remuneration Committee generally seeks to include in this peer group companies that are in similar industries and that fall within applicable revenue ranges and have relevant business focuses. Our compensation peer group used for purposes of setting 2024 pay levels included the following companies:

• Diamond Offshore Drilling, Inc.	• Nabors Industries Ltd.	• RPC, Inc.
• Expro Group Holdings N.V.	• Noble Corporation plc	• Transocean Ltd.
• Helix Energy Solutions Group, Inc.	• Oceaneering International, Inc.	• Valaris Limited
• Helmerich & Payne, Inc.	• Oil States International, Inc.

The only change made in 2024 to our compensation peer group from the compensation peer group used for purposes of setting 2023 compensation was the removal of NexTier Oilfield Solutions, Inc., which was acquired by the end of 2023 and ceased to operate as an independent entity.
Elements of Our Executive Compensation Program
Base Salary
Our named executive officers’ base salaries are designed to provide a market-competitive fixed base of cash compensation to remunerate them for their day-to-day service during the year. The Joint Nomination and Remuneration Committee reviews the named executive officers’ base salaries on an annual basis. The 2024 base salaries of our named executive officers are set forth below, which were not increased from 2023:

Named Executive Officer	2024 Base Salary ($)
Simon Johnson	800,000
Grant Creed	446,400
Samir Ali	425,000
Torsten Sauer-Petersen	372,000
Todd Strickler	400,000

Annual Incentive Compensation
The Company maintains an annual short term incentive plan (the “STIP”) for select employees, including our named executive officers, to recognize and reward the achievement of performance goals that are critical to the success of the Company.

Performance periods under the STIP begin January 1st and end December 31st of each calendar year (a “performance year”), and actual payments made under the STIP are calculated based on the participant’s base salary as of December 31st of the performance year, the “STIP Target %” assigned the participant by the Joint Nomination and Remuneration Committee at the beginning of the performance year and the sum of the weighted performance score for each performance metric, as described below.

STIP Payout	=	Base Salary as of December 31st of Performance Year	x	STIP Award %

where:

STIP Award %	=	STIP Target % assigned by Joint Nomination and Remuneration Committee	x	Sum of Weighted Scores

where:

		Sum of Weighted Scores	=	Sum of Weighted Financial Scores	+	Sum of Weighted Operational Scores	+	Weighted Individual Performance Score

Pursuant to their employment agreements, the named executive officers are eligible to receive annual bonuses subject to the achievement of specified performance goals determined by the Board and the named executive officer’s continued employment through the date the annual bonuses are paid. As a result, in April, the Joint Nomination and Remuneration Committee set the following STIP Target % for each named executive officer under the 2024 STIP (which were the same as in 2023), which would result in, if all performance metrics are met at the Target level, a 2024 STIP payout equal to the named executive officer’s base salary as of December 31, 2024 multiplied by his STIP Target %:

Named Executive Officer	2024 STIP Target %
Simon Johnson	110%
Grant Creed	80%
Samir Ali	75%
Torsten Sauer-Petersen	75%
Todd Strickler	75%

Performance Targets and Results
In line with the Company’s compensation philosophy to grant compensation that aligns our executive’s interests with those of our shareholders, the 2024 STIP could be earned based on the achievement of company-wide financial and operational goals, each comprised of two separate measures, and individual performance.

	Performance Goal	% Weighting (of overall STIP target)
Financial Goals		40%
	Company Adjusted EBITDA	25%
	Company Levered Free Cash Flow	15%
Operational Goals		40%
	Company Total Recordable Incident Frequency	25%
	Company Technical Utilization	15%
Individual Performance	Performance Appraisal Rating	20%

Each company-wide metric is measured at the Threshold level, Target level and Maximum level, resulting in a weighted score equal to 50%, 100% or 200% of target, respectively. Individual performance is measured at the Threshold level, Target level, Above Target level and Maximum level, resulting in a weighted score equal to 50%, 100%, 150% or 200% of target, respectively.
Notwithstanding the level at which any other performance metrics are achieved, in order for any payments to be made under the 2024 STIP, the Company Adjusted EBITDA metric must be achieved at or above the Threshold level. If the Company Adjusted EBITDA metric had not been achieved at least at the Threshold level, no payments would have been made under the 2024 STIP, regardless of the level at which the other performance metrics were achieved. With respect to the other performance measures, a score below the Threshold level results in a deemed 0% achievement of such measure, and achievement between the Threshold, Target and Maximum levels is determined through straight line interpolation.
Financial Goals (40%)
Our financial goals were measured by the Company’s 2024 Adjusted EBITDA (25% of the 2024 STIP target) and Levered Free Cash Flow (15% of the 2024 STIP target). Attached as Appendix A in this proxy statement is a reconciliation of each of Adjusted EBITDA and Levered Free Cash Flow to the most directly comparable GAAP financial measure.
Operational Goals (40%)
Our operational goals included the Company’s total recordable incident frequency (“TRIF”) (25% of the 2024 STIP target) and the Company’s operational efficiency, as measured by the percentage of time that a rig is technically available to operate, excluding periods of planned maintenance or upgrades (“Technical Utilization” or “TU”) (15% of the 2024 STIP target).
Individual Goals (20%)
Achievement of individual goals under the 2024 STIP is based on each participant’s end of year performance appraisal rating.

Performance Measure	% Weighting (of overall STIP target)	Threshold	Target	Above Target (Individual Performance only)	Maximum	Achievement	Percentage of Target Achieved(1)	Weighted Percentage Score
Company Adjusted EBITDA (USD million)(2)	25%	310	387	N/A	464	378	93.97%	23.49%
Company Levered Free Cash Flow (USD million)(2)	15%	(118)	(91)	N/A	(64)	(74)	161.65%	24.25%
Company TRIF(2)	25%	2.27	1.98	N/A	1.49	1.79	139.01%	34.75%
Company TU	15%	92.26%	96.10%	N/A	97.54%	97.13	171.53%	25.73%
Individual Performance Appraisal Rating	20%	Based on contributions to overall Company performance measured against individual strategic objectives				Target	100%	20.00%

__________
(1)	Represents the percentage of target achieved after straight-line interpolation.
(2)
In July 2024, the Threshold, Target and Maximum Company Adjusted EBITDA and Company Levered Free Cash Flow thresholds were adjusted from 334, 418 and 502 and -78, -91 and -64, respectively, to reflect the impact of the early termination of a rig services contract that had been assumed in the 2023 Aquadrill transaction.

As a result of the Company’s achievement of the performance goals, the Joint Nomination and Remuneration Committee approved the following 2024 annual bonus payouts:

Named Executive Officer	2024 Annual Bonus Payout ($)
Simon Johnson	1,128,370
Grant Creed	457,913
Samir Ali	408,714
Torsten Sauer-Petersen	357,745
Todd Strickler	384,672

Long-Term Incentive Compensation
In line with our compensation philosophy, our long-term incentive compensation program is designed to emphasize the retention of our executive talent and reward our named executive officers for the achievement of long-term performance goals, aligning them with shareholder interests. In each calendar year since 2022, the Joint Nomination and Remuneration Committee has granted our named executive officers, and other key employees, a combination of TRSUs and PRSUs. In line with our compensation philosophy, these awards align our named executive officers’ interests with those of our shareholders by tying the named executive officers’ compensation to the price of the Company’s common shares.
2024 Awards
In April 2024, the Joint Nomination and Remuneration Committee established long-term incentive target values for the named executive officers, which are set forth below. Of the total long-term incentive target values, sixty percent (60%) was granted in the form of PRSUs (the “2024 ExCo PRSUs”) and forty percent (40%) was granted in the form of TRSUs (the “2024 ExCo TRSUs”).

Named Executive Officer	Intended Grant Date Fair Value of Long-Term Incentive Target Value	Number of 2024 ExCo PRSUs (at target)	Number of 2024 ExCo TRSUs
Simon Johnson	$5,000,000	67,720	45,147
Grant Creed	$2,000,000	27,088	18,059
Samir Ali	$1,300,000	17,607	11,738
Torsten Sauer-Petersen	$1,300,000	17,607	11,738
Todd Strickler	$1,300,000	17,607	11,738

PRSUs. The 2024 ExCo PRSUs vest based on the Company’s achievement of absolute and relative total shareholder return (“TSR”) metrics and cumulative free cash flow metrics, in each case, over a three-year performance period from January 1, 2024 through December 31, 2026. The number of 2024 ExCo PRSUs ultimately earned can range from 0% to 200% of the target number of 2024 ExCo PRSUs.

Of the target 2024 ExCo PRSUs granted, sixty percent (60%) are subject to the achievement of the TSR metrics (the “2024 ExCo TSR PRSUs”). The relative TSR metric is measured against a performance peer group initially consisting of 12 companies, which were selected primarily due to similarity of business focus, capital structure and the fact that they are competitors within the oil and gas industry. In addition to the inherent nature of PRSUs to align executive interests with those of shareholders, the use of TSR as a performance measure further enhances this goal by creating direct alignment between the PRSUs and shareholder return performance relative to the market and further strengthens the link between share price growth and long-term compensation. The final payout of the 2024 ExCo TSR PRSUs can range from 0% to 200% of the target number of 2024 ExCo TSR PRSUs and will be determined in accordance with the below matrix. For achievement between any of these points, the payout is interpolated on a straight-line basis.

		Relative TSR Percentile Ranking
		< 40th percentile	Median	60th percentile	80th percentile
Absolute TSR	25%	75%	100%	150%	200%
	20%	50%	75%	125%	175%
	15%	0%	50%	100%	150%
	10%	0%	0%	75%	100%
	8%	0%	0%	50%	75%

We use our compensation peer group, as defined above, to measure relative TSR performance.
Any company in the peer group that, during the performance period, (i) is acquired and ceases to have its primary common equity security listed or traded will be omitted from the peer group or (ii) (a) is forced to delist from the securities exchange upon which it was traded due to low stock price or other reasons, or (b) files for bankruptcy, in each case of (a) and (b) will be included in the peer group but will be ranked last.
For purposes of both absolute and relative TSR, TSR will be calculated as (i) the sum of (a) the volume weighted average price of a share (or unit, as applicable) for the last twenty (20) trading days of the performance period (including the last day) plus (b) any dividends paid over the course of the performance period, divided by (ii) the volume weighted average price of a share (or unit, as applicable) for the first twenty (20) trading days of the performance period (including the first day).
The remaining 40% of the 2024 ExCo PRSUs are subject to the achievement of the cumulative free cash flow performance metrics (the “2024 ExCo CFCF PRSUs”), with one-third of the 2024 ExCo CFCF PRSUs eligible to be earned based on our annual cash flow during each of three individual annual measurement periods beginning on January 1 and ending on December 31 of each of 2024, 2025 and 2026. The 2024 ExCo CFCF PRSUs will be settled following the last annual performance period, subject to the named executive officer’s continued employment through such time.
The final payout of the 2024 ExCo CFCF PRSUs can range from 0% to 200% of the target number of 2024 ExCo CFCF PRSUs, depending on the Company’s annual free cash flow for each annual measurement period, compared to the Company’s annual budget for annual free cash flow, and will be determined in accordance with the below matrix. For achievement between any of these points, the payout is interpolated on a straight-line basis.

	Performance Achievement %	Earned %
Threshold	85%	50%
Target	100%	100%
Maximum	125%	200%

Attached as Appendix A in this proxy statement is a reconciliation of annual free cash flow to the most directly comparable GAAP financial measure.
As a result of the Company’s achievement of its 2024 annual free cash flow goals at 103.42% of budget, with respect to the 2024 annual measurement period, the first one-third of the 2024 ExCo CFCF PRSUs was earned at 113.67% of target.
TRSUs. The 2024 ExCo TRSUs vest one-third on April 17 of each of 2025, 2026 and 2027.

Prior Awards
Initial ExCo PRSUs and TRSUs. In August 2022, following the adoption of the MIP (as defined herein), the Joint Nomination and Remuneration Committee granted PRSUs and TRSUs to the Company’s senior management, including Messrs. Johnson, Creed, Ali and Sauer-Petersen. In connection with Mr. Stickler joining the Company in early 2023, to incentivize the Company’s senior management as a unified team, the Joint Nomination and Remuneration Committee granted Mr. Strickler PRSUs and TRSUs, generally subject to the same terms and conditions as those grants made to existing senior management in August 2022. Such PRSUs (the “Initial ExCo PRSUs”) may be earned to the extent the Company maintains or exceeds set per share trading prices for a period of at least forty-five (45) consecutive trading days over the period beginning on August 6, 2022 and ending on August 6, 2025, and such TRSUs (the “Initial ExCo TRSUs”) vest one-third annually from the date of grant, with the second tranche thereof having vested on August 6, 2024 and the final tranche remaining unvested.
September 2023 PRSUs and TRSUs. In September 2023, the Joint Nomination and Remuneration Committee granted PRSUs and TRSUs to the Company’s senior management, including Messrs. Johnson, Creed, Ali, Sauer-Petersen and Strickler. Like the 2024 ExCo PRSUs, sixty percent (60%) of such PRSUs can be earned based on the achievement of absolute and relative TSR performance measures, over the period beginning on September 25, 2023 and ending December 31, 2025 (the “2023 ExCo TSR PRSUs”), and forty percent (40%) of such PRSUs can be earned based on the achievement of cumulative free cash flow performance metrics over the period beginning January 1, 2023 and ending December 31, 2025, with one-third of such PRSUs eligible to be earned based on our annual free cash flow during three one-year annual measurement periods, beginning on January 1 and ending on December 31 of each of 2023, 2024 and 2025 (the “2023 ExCo CFCF PRSUs”). Such TRSUs (the “2023 ExCo TRSUs”) vest one-half annually from the date of grant, with the first tranche thereof having vested on September 25, 2024 and the final tranche remaining unvested.
As a result of the Company’s achievement of an annual free cash flow equal to 493% of its 2023 budget, with respect to the 2023 annual measurement period of the 2023 ExCo CFCF PRSUs, the first one-third of such awards was earned at 200% of target. As a result of the Company’s achievement of an annual free cash flow equal to 103.42% of its 2024 budget, with respect to the 2024 annual measurement period of the 2023 ExCo CFCF PRSUs, the first one-third of such awards was earned at 113.67% of target.
Other Compensation
Retirement Savings
Our U.S.-based employees, including our named executive officers, are eligible to participate in the Seadrill Americas Incorporated 401(k) Retirement Savings Plan, which is a tax-qualified 401(k) plan pursuant to which participants may defer compensation on a tax favorable basis and receive employer contributions. For 2024, we provided each U.S. employee with an employer contribution equal to 6% (3% safe harbor plus 3% profit sharing) of their base salary, up to the Internal Revenue Service contributions limits.
Perquisites
The Company provides limited perquisites to its executives. Pursuant to Mr. Johnson’s employment agreement, Mr. Johnson is entitled to reimbursement for the cost of one return business class flight per year between Houston, Texas and his home country, Australia.
Relocation
In connection with their relocation to the Houston, Texas office, the Company implemented a relocation policy pursuant to which Messrs. Johnson, Creed and Sauer-Petersen received relocation assistance, including the packing, moving and storage of their belongings, certain immigration and tax assistance and support services upon their arrival to the Houston, Texas area. Their relocation benefits are described in more detail in the Summary Compensation Table below.
Severance Payments and Benefits
In connection with the relocation of the Company’s headquarters from London, England to Houston, Texas, and to ensure that, in line with the Company’s compensation philosophy, the arrangements between the Company and its executive officers are structured to be competitive within the market, in September 2024, the named executive officers’ employment agreements were amended to provide enhanced severance payments and benefits in the event the named executive officer is terminated without cause or resigns for good reason during the twenty-four (24) months following a change in control. In addition, the named executive officers’ equity award agreements were amended to extend the period following a change in control during which enhanced vesting protections apply from twelve (12) months to twenty-four (24) months. The Company also maintains a relocation policy providing for repatriation assistance in the event of certain terminations. These, and existing, severance payments and benefits are described below in “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
Share Ownership Guidelines
To further align our executives’ and shareholders’ interests, we adopted share ownership guidelines applicable to our named executive officers and our non-employee Directors. These share ownership guidelines require that, within five years from the later of January 1, 2023 and the date the individual becomes subject to the guidelines, our named executive officers and non-employee Directors hold our common shares equal in value to a specified multiple of annual base salary or annual cash retainer, as summarized below.

Position	Ownership Requirement
Chief Executive Officer	5x Annual Base Salary
Other Named Executive Officers	2x Annual Base Salary
Non-Employee Directors	5x Annual Cash Retainer

Individuals who have not met their share ownership level at the end of the applicable five-year period must retain at least 50% of their after-tax net shares acquired through company equity awards until their ownership guidelines are satisfied. In addition to shares owned outright, non-restricted shares granted under the MIP or prior plans, and shares purchased on the open market, unvested time-based restricted stock units and other vested but unsettled restricted stock units are taken into consideration when determining if the share ownership guidelines have been achieved; however, unearned performance-based awards and unexercised stock options are not.
Recoupment Policy
We maintain a policy for the recovery of erroneously awarded compensation, or a “clawback” policy, applicable to executive officers. The policy implements the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as required under the NYSE listing standards, and requires recovery of incentive-based compensation received by current or former executive officers during the three fiscal years preceding the date it is determined that the Company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.
Insider Trading and Anti-Hedging Policy
For information regarding our Insider Trading Policy, including our policy with respect to the ability of our Directors, executive officers, certain other designated employees and their respective immediate family members and controlled entities to hedge or offset any decrease in the market value of our equity securities, please see the “Corporate Governance—Insider Trading and Anti-Hedging Policy” section of this proxy statement.
Compensation Risk Assessment
When establishing and reviewing compensation programs and practices, we consider whether the programs and practices encourage unnecessary or excessive risk-taking. We do not believe that our compensation programs for our executives and other employees encourage unnecessary or excessive risk-taking nor are reasonably likely to have a material adverse effect on us.
Joint Nomination and Remuneration Committee Interlocks and Insider Participation
The Joint Nomination and Remuneration Committee members whose names appear on the Joint Nomination and Remuneration Committee Report below comprised the compensation committee during 2024. No member of our compensation committee during 2024 is or has been an officer or employee of the Company, or has engaged in any related party transaction in which the Company was a participant.

JOINT NOMINATION AND REMUNERATION COMMITTEE REPORT
The Joint Nomination and Remuneration Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) for the year ended December 31, 2024 with management. In reliance on the reviews and discussions referred to above, the Joint Nomination and Remuneration Committee recommended to the Board that the CD&A be included in the Company’s proxy statement on Schedule 14A for the 2025 Annual General Meeting of Shareholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
Submitted by the Joint Nomination and Remuneration Committee:

Andrew Schultz (Chair)
Julie J. Robertson
Paul Smith

EXECUTIVE COMPENSATION
Summary Compensation Table

Name and Position (as of 12/31/2024)	Year	Salary ($)(4)	Bonus ($)	Stock awards ($)(5)	Non-equity incentive plan compensation ($)(6)	All other compensation ($)	Total ($)
Simon Johnson(1), President and Chief Executive Officer	2024	799,958	—	6,165,155	1,128,370	243,886(7)	8,337,369
	2023	819,489	—	10,752,925	1,131,315	245,341	12,949,070
	2022	609,949	—	4,125,612	835,743	116,069	5,687,373
Grant Creed, Executive Vice President and Chief Financial Officer	2024	448,537	—	2,466,075	457,913	255,249(7)	3,627,774
	2023	458,307	—	3,123,321	468,294	102,266	4,152,188
	2022	433,970	30,293	1,443,958	376,558	43,385	2,328,164
Samir Ali(2), Executive Vice President, Chief Commercial Officer	2024	425,000	—	1,602,915	408,714	26,999(7)	2,463,628
	2023	425,000	—	2,428,435	407,120	26,353	3,286,908
	2022	159,375	—	1,031,399	368,775	10,558	1,570,107
Torsten Sauer-Petersen, Executive Vice President, Human Resources	2024	371,920	—	1,602,915	357,745	183,827(7)	2,516,407
	2023	381,922	—	2,428,435	365,855	249,953	3,426,165
	2022	361,642	387,280	1,031,399	292,877	192,611	2,265,809
Todd Strickler(3), Senior Vice President and General Counsel	2024	400,000	—	1,602,915	384,672	26,718(7)	2,414,305
	2023	366,667	—	2,319,961	342,249	25,064	3,053,941

(1)	Mr. Johnson assumed the role of Chief Executive Officer of the Company on March 24, 2022.
(2)	Mr. Ali assumed the role of Executive Vice President, Chief Commercial Officer of the Company on August 16, 2022.
(3)	Mr. Strickler assumed the role of Senior Vice President and General Counsel of the Company on February 9, 2023.
(4)
Messrs. Johnson’s, Creed’s and Sauer-Petersen’s base salaries were paid in Great British Pounds (“GBP”) in 2022, 2023 and a portion of 2024 and have been converted to U.S. dollars (“USD”) for the purpose of this disclosure using the exchange ratio of (i) for 2022, 1 GBP to 1.2055 USD, (ii) for 2023, 1 GBP to 1.2731 USD and (iii) for 2024, 1 GBP to 1.2577 USD.

(5)
Amounts in this column represent the aggregate grant date fair value of the TRSUs and PRSUs awarded to the named executive officers in the applicable year, computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for forfeitures and, with respect to awards subject to performance-based vesting requirements, based on the probable outcome as of the grant date. For 2023, this amount also includes the incremental fair value of an accounting modification made to outstanding awards upon shareholder approval of the MIP, which allowed for share-settlement, instead of cash-settlement, of such awards. For a description of the assumptions applied in these calculations, see Note 23 to our consolidated financial statements for the year ended December 31, 2024 (which are included in the 2024 Annual Report). The grant date fair value of the PRSUs granted on April 17, 2024, assuming the maximum performance level, would be: Mr. Johnson - $7,832,766; Mr. Creed - $3,133,112; Mr. Ali - $2,036,492; Mr. Sauer-Petersen - $2,036,492; and Mr. Strickler - $2,036,492.

(6)	Amounts in this column represent the annual bonuses earned under the STIP for the covered fiscal year (even though paid in the year following).
(7)
Amounts in this row include, for Messrs. Johnson, Creed and Sauer-Petersen, (i) the value of their automobile and housing allowance in London, England, as applicable, which was part of their compensation scheme while located in the United Kingdom, (ii) relocation expenses associated with their move from London, England to the Houston, Texas area (which are more fully described in the “Compensation Discussion and Analysis—Other Compensation—Relocation” section above) in the amounts of $150,652, $171,894 and $120,001, respectively, and (iii) reimbursement of taxes that became due in connection with the provision of relocation benefits in the amounts of $27,033, $45,974 and $27,153, respectively. In addition, for Mr. Johnson, amounts in this row include the cost of a return flight between Houston, Texas and Australia, pursuant to the terms of his employment agreement. For all of our named executive officers, amounts in this row also include the Company’s provision of tax planning assistance and payment of life insurance and short- and long-term disability benefits, as well as the following contributions to the named executive officer’s 401(k) account (and, for Messrs. Johnson and Sauer-Petersen, statutory U.K. contributions made prior to the relocation): Mr. Johnson - $28,234; Mr. Creed - $26,715; Mr. Ali - $20,700; Mr. Sauer-Petersen - $20,833; and Mr. Strickler - $20,700. Any portion of Messrs. Johnson’s, Creed’s or Sauer-Petersen’s compensation that was paid in GBP was converted to USD, for purposes of this disclosure, using the exchange ratio of 1 GBP to 1.2577 USD.

Grants of Plan-Based Awards

		Estimated future payouts under non- equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock or units (#)(3)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant Date fair value of stock and option awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Simon Johnson		440,000	880,000	1,760,000	—	—	—	—	—	—	—
	04/17/2024	—	—	—	20,316	40,632	81,264	—	—	—	2,567,130
	04/17/2024	—	—	—	13,545	27,088	54,176	—	—	—	1,349,253
	04/17/2024	—	—	—	—	—	—	45,147	—	—	2,248,772
Grant Creed		178,560	357,120	714,240				—	—	—	—
	04/17/2024	—	—	—	8,127	16,253	32,506	—	—	—	1,026,865
	04/17/2024	—	—	—	5,418	10,835	21,670	—	—	—	539,691
	04/17/2024	—	—	—	—	—	—	18,059	—	—	899,519
Samir Ali		159,375	318,750	637,500				—	—	—	—
	04/17/2024	—	—	—	5,282	10,564	21,128	—	—	—	667,434
	04/17/2024	—	—	—	3,522	7,043	14,086	—	—	—	350,812
	04/17/2024	—	—	—	—	—	—	11,738	—	—	584,670
Torsten Sauer-Petersen		139,500	279,000	558,000				—	—	—	—
	04/17/2024	—	—	—	5,282	10,564	21,128	—	—	—	667,434
	04/17/2024	—	—	—	3,522	7,043	14,086	—	—	—	350,812
	04/17/2024	—	—	—	—	—	—	11,738	—	—	584,670
Todd Strickler		150,000	300,000	600,000				—	—	—	—
	04/17/2024	—	—	—	5,282	10,564	21,128	—	—	—	667,434
	04/17/2024	—	—	—	3,522	7,043	14,086	—	—	—	350,812
	04/17/2024	—	—	—	—	—	—	11,738	—	—	584,670

(1)
Reflects each named executive officer’s 2024 STIP award. The amounts in the “Threshold” column represent the amount that would have been payable to each named executive officer upon satisfaction of the Threshold level of all performance goals, the amounts in the “Target” column represent the target amount that would have been payable to each named executive officer upon the satisfaction of the Target level of performance for all performance goals, and the amounts in the “Maximum” column represent the target amount that would have been payable to each named executive officer upon the satisfaction of the Maximum level of performance for all performance goals, in each case, assuming that the Company Adjusted EBITDA threshold was met. For more information on the STIP and the actual bonuses paid by the Company, see the amounts included for 2024 in the column entitled “Non-equity incentive plan compensation” in the Summary Compensation Table above.

(2)
Amounts in these columns represent the target and maximum payouts for the 2024 ExCo PRSUs. The 2024 ExCo TSR PRSUs, which are reflected in the first row of these columns for each named executive officer, can be earned over the performance period beginning January 1, 2024 and ending December 31, 2026, and the 2024 ExCo CFCF PRSUs, which are reflected in the second row of these columns for each named executive officer, can be earned over three annual performance periods beginning on January 1 and ending on December 31 of each of 2024, 2025 and 2026. The PRSUs can be earned between 0% and 200% based upon satisfaction of the performance criteria established by the Joint Nomination and Remuneration Committee. If the threshold levels of performance are not achieved, 0% of the PRSUs will be earned. To the extent at least threshold performance is achieved, the number of PRSUs that are earned shall be determined by straight line interpolation between relevant thresholds. For a more detailed description of the PRSUs, see the “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Incentive Compensation” section of this proxy statement.

(3)	Amounts in these columns represent the TRSUs granted in April 2024, which vest one-third annually from the date of grant.
Option Grant Practices
We have not historically granted stock options to our employees. We therefore (i) do not grant, and have not granted, stock options in anticipation of the release of material nonpublic information, (ii) we do not time, and have not timed, the release of material nonpublic information based on stock option grant dates or for the purpose of affecting the value of executive compensation and (iii) we do not take, and have not taken, material nonpublic information into account when determining the timing and terms of stock options. As stock options are not an element of employee compensation, we do not have a formal policy with respect to the timing of stock option grants, and we did not grant stock options or stock appreciation rights in 2024.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Pursuant to the employment agreements entered into with the Company, each named executive officer (i) receives an annual base salary, subject to review by the Joint Nomination and Remuneration Committee and adjustment from time to time; (ii) is eligible to receive an annual bonus up to a specified percentage of his base salary, based on the achievement of specified performance goals (as determined by the Joint Nomination and Remuneration Committee) and subject to continued employment through the date such bonus is paid; (iii) is eligible to participate, on the same basis as other employees of the Company, in the Company’s benefits programs; and (iv) will be provided with tax advice and support with the preparation of his tax returns. Additionally, pursuant to his employment agreement, Mr. Johnson is entitled to reimbursement for the cost of one return business flight per year between Houston, Texas and his home country, Australia. Each named executive officer’s base salary and annual bonus opportunity is described in “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Annual Incentive Compensation” above.
The employment agreements provide for one-year terms, which automatically renew for subsequent one-year periods unless either the Company or the named executive officer provides thirty (30) days written notice of intent not to extend. The effect of the Company’s non-extension of the employment period and the payments and benefits, if any, each named executive officer may be eligible to receive upon a termination of his employment is described in “—Potential Payments Upon Termination or Change in Control” below.
Management Incentive Plan
In August 2022, the Board adopted the Seadrill Limited 2022 Management Incentive Plan, which the Board amended and restated on September 25, 2023 and our shareholders approved in November 2023 (the “MIP”). The MIP is administered by the Joint Nomination and Remuneration Committee. The Joint Nomination and Remuneration Committee has full power and authority to determine individuals eligible to receive awards under the MIP and to determine the terms and conditions under which any awards to such individuals are made.
The Joint Nomination and Remuneration Committee has granted our named executive officers TRSUs and PRSUs, as described above in “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Incentive Compensation.”
Outstanding Equity Awards at Fiscal Year-End
Market values reported in the table below are based on the closing price per share of our common shares on December 31, 2024, which was $38.93.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Simon Johnson	17,809(1)	693,304	—	—
	27,759(2)	1,080,658	—	—
	45,147(3)	1,757,573	—	—
	—	—	93,497(4)	3,639,838
	54,177(5a)	2,109,111	34,546(5b)	1,344,876
	—	—	38,863 (6)	1,512,937
	10,263(7a)	399,539	36,118(7b)	1,406,074
	—	—	20,316 (8)	790,902

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Grant Creed	6,233(1)	242,651	—	—
	7,705(2)	299,956	—	—
	18,059(3)	703,037	—	—
	—	—	32,724 (4)	1,273,945
	15,037(5a)	585,390	9,590(5b)	373,339
	—	—	10,788 (6)	419,977
	4,105(7a)	159,808	14,448(7b)	562,461
	—	—	8,127 (8)	316,384
Samir Ali	4,453(1)	173,355	—	—
	6,124(2)	238,407	—	—
	11,738(3)	456,960	—	—
	—	—	23,374 (4)	909,950
	11,951(5a)	465,252	7,622(5b)	296,724
	—	—	8,574 (6)	333,786
	2,668(7a)	103,865	9,392(7b)	365,631
	—	—	5,282 (8)	205,628
Torsten Sauer-Petersen	4,453(1)	173,355	—	—
	6,124(2)	238,407	—	—
	11,738(3)	456,960	—	—
	—	—	23,374 (4)	909,950
	11,951(5a)	465,252	7,622(5b)	296,724
	—	—	8,574 (6)	333,786
	2,668(7a)	103,865	9,392(7b)	365,631
	—	—	5,282 (8)	205,628
Todd Strickler	1,068(1)	41,577	—	—
	6,124(2)	238,407	—	—
	11,738(3)	456,960	—	—
	—	—	5,610 (4)	218,397
	11,951(5a)	465,252	7,622(5b)	296,724
	—	—	8,574 (6)	333,786
	2,668(7a)	103,865	9,392(7b)	365,631
	—	—	5,282 (8)	205,628

(1)	Represents the remaining unvested Initial ExCo TRSUs, which vest on August 6, 2025.
(2)	Represents the remaining unvested 2023 ExCo TRSUs, which vest on September 25, 2025.
(3)	Represents the 2024 ExCo TRSUs, which vest one-third on each of April 17, 2025, April 17, 2026 and April 17, 2027.
(4)
Represents the Initial ExCo PRSUs, which may be earned to the extent the Company maintains or exceeds set per share trading prices for a period of at least forty-five (45) consecutive trading days over the period beginning on August 6, 2022 and ending on August 6, 2025. In accordance with the SEC rules, given that the maximum sustained share price has exceeded the Threshold level, the Initial ExCo PRSUs are reported in the table at the next highest performance level.

(5)	Represent the 2023 ExCo CFCF PRSUs.
(a)
The amounts in this column represent the aggregate number of 2023 ExCo CFCF PRSUs earned for the 2023 and 2024 annual measurement periods. These PRSUs will vest subject to the named executive officer’s continued employment through December 31, 2025, except as described in “—Potential Payments Upon Termination or Change in Control” below.

(b)
The amounts in this column represent the number of 2023 ExCo CFCF PRSUs that can be earned for the 2025 annual measurement period. In accordance with SEC rules, these PRSUs are included in the table at the Maximum level of performance.

(6)	Represents the 2023 ExCo TSR PRSUs. In accordance with SEC rules, these PRSUs are included in the table at the Threshold level of performance.

(7)	Represents the 2024 ExCo CFCF PRSUs.
(a)
The amounts in this column represent the number of 2024 ExCo CFCF PRSUs earned for the 2024 annual measurement period. These PRSUs will vest subject to the named executive officer’s continued employment through December 31, 2025, except as described in “—Potential Payments Upon Termination or Change in Control” below.

(b)
The amounts in this column represent the aggregate number of 2024 ExCo CFCF PRSUs that can be earned for the 2025 and 2026 annual measurement periods. In accordance with SEC rules, these PRSUs are included in the table at the Maximum level.

(8)	Represents the 2024 ExCo TSR PRSUs. In accordance with SEC rules, these PRSUs are included in the table at the Threshold level of performance.
Option Exercises and Stock Vested
The following table sets forth information regarding the TRSUs that vested during the year ended December 31, 2024. The “Value realized on vesting” is calculated by multiplying the number of shares shown in the table by the closing price of our common shares on the date the applicable TRSUs vested. No PRSUs vested during the year ended December 31, 2024.

Name	Stock Awards
	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Simon Johnson	45,568	1,905,542
Grant Creed	13,938	586,145
Samir Ali	10,576	443,598
Torsten Sauer-Petersen	10,576	443,598
Todd Strickler	7,193	293,494

Potential Payments Upon Termination or Change in Control
As described in “—Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” above, we have entered into employment agreements with our named executive officers that, in addition to governing the terms of their employment, provide for severance payments upon certain terminations of their employment. Additionally, the applicable award agreements set forth the treatment of the named executive officers’ TRSUs and PRSUs upon certain terminations of their employment or in the event of a change in control of the Company.
Employment Agreements
Pursuant to the employment agreements, if a named executive officer is terminated without cause or resigns for good reason either before a change in control (as defined in the MIP) or later than twenty-four (24) months immediately following a change in control, subject to the timely execution of a release, the named executive officer will receive: (i) continued base salary for the severance period (twenty-four (24) months for Mr. Johnson and eighteen (18) months for our other named executive officers); (ii) if the named executive officer properly elects continuation of health coverage under COBRA, reimbursement for the portion of the monthly COBRA premium paid by the named executive officer that is typically covered by the Company for active employees until the earliest of (a) the end of the severance period, (b) the date the named executive officer is no longer eligible to receive COBRA coverage and (c) the date the named executive officer becomes eligible for group medical coverage from another employer or the employer of a spouse; and (iii) an annual bonus for the year of termination, prorated to reflect the number of days during such year the named executive officer was employed and based on the level at which the applicable performance measures are actually achieved (but assuming satisfaction of any personal objectives). The continued base salary and COBRA reimbursement payments will be paid in installments beginning on the sixtieth (60th) day following termination (with amounts that would have otherwise been paid prior to such date accrued and paid on such date) and the pro-rata annual bonus will be paid at the same time the applicable year’s annual bonus is paid to employees generally.
In the event such termination without cause or resignation for good reason occurs during the twenty-four (24) months immediately following a change in control, subject to the timely execution of a release, the named executive officer will instead receive a lump sum payment equal to three times (3x) (for Mr. Johnson) or two times (2x) (for the other named executive officers) the sum of the named executive officer’s (i) base salary plus (ii) target annual bonus in effect for the year of termination plus (iii) the annualized portion of the monthly COBRA premium paid by the named executive officer that is typically covered by the Company for active employees. The named executive officer will also receive an annual bonus for the year of termination, prorated to reflect the number of days during such year the named executive officer was employed and based on the level at which the applicable performance measures are actually achieved (but assuming satisfaction of any personal objectives). The severance payments will be paid on the sixtieth (60th) day following termination and the pro-rata annual bonus will be paid at the same time the applicable year’s annual bonus is paid to employees generally. The employment agreements include a provision (the “net better of provision”) that provides that, in the event a named executive officer is subject to the excise tax under Section 4999 of the Internal Revenue Code, the named executive officer will receive a “net better of payment”, which is generally either (a) provision in full of the payments and benefits to which the named executive officer is entitled (whether pursuant to the employment agreement or otherwise, and on which the named executive must pay the excise tax) or (b) provision of reduced payments in an amount that results in the named executive officer no longer being subject to the excise tax, whichever alternative results in the greater net-after tax position for the named executive officer.
The employment agreements also include customary post-termination covenants, including (i) twelve (12)-month non-compete, non-solicitation of employees, non-solicitation of customers and non-interference of business restrictions, (ii) perpetual confidentiality restrictions, (iii) invention assignment agreements and (iv) mutual non-disparagement provisions. If a named executive officer breaches any of these covenants, the Company’s obligation to make future severance payments will cease and the named executive officer will be required to return any severance payments that were already paid.
A named executive officer will be considered to be “terminated without cause” if the named executive officer’s employment is terminated by the Company for any reason other than due to the named executive officer’s (i) death or disability; (ii) serious or repeated breach of his employment agreement; (iii) failure to comply with any reasonable or lawful order or directive given to the named executive officer by, for Mr. Johnson, the Board, and for our other named executive officers, by the Board or our Chief Executive Officer; (iv) commission of any gross misconduct or conduct which, in the reasonable opinion of, for Mr. Johnson, the Board, and for our other named executive officers, the Board or our Chief Executive Officer, is or could reasonably be expected to be materially harmful to the Company; (v) conviction of any criminal offense (other than a traffic offense for which the named executive officer is not sentenced to any term of imprisonment); (vi) commission of any act of fraud, dishonesty or corrupt practice relating to the Company and its business; (vii) breach of the Foreign Corrupt Practices Act of 1977; and (viii) breach of any legislation or regulation which may affect or relate to the Company’s business or securities.
Subject to the satisfaction of timely notice requirements and the Company’s failure to cure, the named executive officers may resign for “good reason” in the event of (i) a material adverse change in their title, authority, duties or responsibilities (subject to certain exceptions); (ii) a material reduction in their base salary or target annual bonus, except where such reductions are similar to those reductions applied to all similarly situated executives; (iii) a relocation of their principal office to a location that is in excess of fifty (50) miles from its location as of the date the named executive officer entered into his employment agreement; or (iv) a material breach of the employment agreement by the Company.

Equity Award Agreements
Termination of Employment Not in Connection with a Change in Control
Pursuant to the applicable award agreement, if a named executive officer’s employment is terminated after the first anniversary of the applicable TRSU or PRSU grant date as a result of death, disability, a termination by the Company without cause or, with respect to awards granted after April 2023, the named executive officer’s resignation for good reason (each of the foregoing, an “equity award qualifying termination”), the TRSUs and PRSUs will be treated as follows:

TRSUs:	A pro-rata portion of the next vesting tranche (based on the number of full months from the prior vesting date through the date of termination, over 12) will vest.
PRSUs: Initial ExCo PRSUs 2023 Key Employee PRSUs Share Price Performance Measures
A pro-rata portion (based on the number of full months employed from the grant date (or, for Mr. Strickler, from his start date) through the date of termination, over 36 (or, for Mr. Strickler, 29)) will remain outstanding and eligible to vest based on the actual level of achievement of the share price performance measure.

PRSUs: 2023 ExCo TSR PRSUs 2024 ExCo TSR PRSUs TSR Performance Measures
A pro-rata portion (based on the number of full months employed from the start of the performance period through the date of termination, over 27 (PRSUs granted in 2023) or 36 (for PRSUs granted in 2024)) will remain outstanding and eligible to vest based on the actual level of achievement of the TSR performance measures.

PRSUs: 2023 ExCo CFCF PRSUs 2024 ExCo CFCF PRSUs Cumulative Free Cash Flow Performance Measures
PRSUs already scored as “earned” with respect to annual measurement periods that ended prior to termination will vest in connection with the named executive officer’s termination and, for the annual measurement period during which the named executive officer’s employment terminates, a pro-rata portion (based on the number of full months employed from the start of the applicable annual measurement period through the date of termination, over 12) will remain outstanding and eligible to vest based on the actual level of achievement of the cumulative free cash flow performance measures.

Except as discussed below in “—Change in Control,” any TRSUs or PRSUs that do not become vested as set forth above or remain outstanding and eligible to be earned, as applicable, will be forfeited upon the named executive officer’s termination. For purposes of the applicable award agreement, a “termination without cause” or a resignation for “good reason” have the same meanings as set forth in the employment agreements described above.
Change in Control
In the event of a change in control, if outstanding TRSUs and PRSUs are not continued, assumed, substituted or replaced with an award with respect to cash or shares of the acquiring or surviving entity with substantially equivalent terms and value (“assumed”), the TRSUs and PRSUs will become vested in connection with the change in control (that is, they will be subject to single-trigger vesting). For PRSUs granted in April 2023 or prior, the performance period will be deemed complete as of the latest practicable date prior to the change in control and the number of PRSUs that vest will be based on the level at which the performance measures are achieved through such date (or such greater amount as determined by the Joint Nomination and Remuneration Committee). For PRSUs granted after April 2023, to the extent the performance measures have not already been scored prior to the change in control, the number of PRSUs that vest will be based on the performance measures being deemed met at the greater of target or actual performance as of immediately prior to the change in control.
If outstanding TRSUs and PRSUs are assumed, (i) adjustments may be made, as necessary, to the performance measures for the PRSUs granted in April 2023 or prior, (ii) the PRSUs granted after April 2023 will convert into time-vesting awards based on the performance measures being deemed met at the greater of target or actual performance as of immediately prior to the change in control and (iii) the assumed TRSUs and PRSUs (as so scored in connection with the change in control, if applicable) will vest if the named executive officer experiences an equity award qualifying termination within the twenty-four (24) months following the change in control (that is, they will be subject to double-trigger vesting).
Relocation Policy
The Company maintains a relocation policy pursuant to which, if any of Messrs. Johnson’s, Creed’s or Sauer-Petersen’s employment is terminated within three years following their relocation to the Houston, Texas area (other than for “cause”), the Company will provide the named executive officer with transport of his household goods and personal effects from the Houston, Texas area to his home country (up to a maximum value of 115% of his shipping costs from London, England to the Houston, Texas area) and one economy flight for the named executive officer and each of his dependents.
Benefits Payable on Termination or Change in Control
The following table reflects the amount of compensation that would be paid to each named executive officer in the event of the various termination of employment or change in control scenarios described below, assuming that the applicable triggering event took place on December 31, 2024 and that the closing price per share of our common shares is $38.93, which was the closing price per share of our common shares on such date. The value of TRSUs and PRSUs that would remain outstanding and eligible to vest, as applicable, is based on the closing price per share of our common shares on December 31, 2024; however, the value actually realized would depend on the value of the Company’s common shares at the time such awards became vested and the level at which the applicable performance goals are ultimately achieved. Whether an excise tax liability arises will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable and the tables below do not reflect any “net better of payments.”

	Voluntary Resignation or Termination for Cause ($)	Death or Disability ($)	Termination w/o Cause ($)	Resignation for Good Reason ($)	Change in Control: No Termination ($)(1)	Change in Control: Qualifying Termination ($)(2)
Simon Johnson
Bonus Payment	—	—	1,128,370 (3)	1,128,370 (3)	—	1,128,370 (3)
Cash Severance	—	—	1,600,000(4)	1,600,000(4)	—	5,040,000(4)
COBRA	—	—	17,125(5)	17,125(5)	—	25,687(5)
TRSUs	—	501,263(6)	501,263(6)	270,174(7)	3,531,535(8)	3,531,535(8)
PRSUs	—	5,780,621(9)	5,780,621(9)	2,949,631(10)	12,131,600(11)	13,344,854(11)
Total	—	6,281,883	9,027,378	5,965,300	15,663,135	23,070,446
Grant Creed
Bonus Payment	—	—	457,913 (3)	457,913 (3)	—	457,913 (3)
Cash Severance	—	—	669,600(4)	669,600(4)	—	1,607,040(4)
COBRA	—	—	36,868(5)	36,868(5)	—	49,157(5)
TRSUs	—	155,876(6)	155,876(6)	74,979(7)	1,245,643(8)	1,245,643(8)
PRSUs	—	1,809,557(9)	1,809,557(9)	818,711(10)	3,959,687(11)	4,384,336(11)
Total	—	1,965,433	3,129,814	2,058,071	5,205,330	7,744,089
Samir Ali
Bonus Payment	—	—	408,714 (3)	408,714 (3)	—	408,714 (3)
Cash Severance	—	—	637,500(4)	637,500(4)	—	1,487,500(4)
COBRA	—	—	36,868(5)	36,868(5)	—	49,157(5)
TRSUs	—	117,374(6)	117,374(6)	59,602(7)	868,723(8)	868,723(8)
PRSUs	—	1,358,436(9)	1,358,436(9)	650,689(10)	2,889,034(11)	3,192,338(11)
Total	—	1,475,810	2,558,891	1,793,372	3,757,757	6,006,431
Torsten Sauer-Petersen
Bonus Payment	—	—	357,745 (3)	357,745 (3)	—	357,745 (3)
Cash Severance	—	—	558,000(4)	558,000(4)	—	1,302,000(4)

	Voluntary Resignation or Termination for Cause ($)	Death or Disability ($)	Termination w/o Cause ($)	Resignation for Good Reason ($)	Change in Control: No Termination ($)(1)	Change in Control: Qualifying Termination ($)(2)
COBRA	—	—	24,795(5)	24,795(5)	—	33,060(5)
TRSUs	—	117,374(6)	117,374(6)	59,602(7)	868,723(8)	868,723(8)
PRSUs	—	1,358,436(9)	1,358,436(9)	650,689(10)	2,889,034(11)	3,192,338(11)
Total	—	1,475,810	2,416,350	1,650,830	3,757,757	5,753,865
Todd Strickler
Bonus Payment	—	—	384,672 (3)	384,672 (3)	—	384,672 (3)
Cash Severance	—	—	600,000(4)	600,000(4)	—	1,400,000(4)
COBRA	—	—	36,868(5)	36,868(5)	—	49,157(5)
TRSUs	—	73,461(6)	73,461(6)	59,602(7)	736,945(8)	736,945(8)
PRSUs	—	816,375(9)	816,375(9)	650,689(10)	2,197,482(11)	2,270,281(11)
Total	—	889,836	1,911,375	1,731,830	2,934,427	4,841,054

(1)
Scenario assumes that outstanding TRSUs and PRSUs are not assumed in connection with the change in control, but that the named executive officer does not undergo a termination of employment (that is, single-trigger payments are triggered).

(2)
Scenario assumes that, in connection with the change in control, outstanding TRSUs and PRSUs are assumed in connection with a change in control and the named executive officer subsequently undergoes a termination without cause or a resignation for good reason (that is, that double-trigger payments are triggered).

(3)	Amount reflects the pro-rata annual bonus the named executive officer would receive pursuant to his employment agreement.
(4)
Where such termination occurs not during the twenty-four (24)-month change in control protection period, amount reflects the aggregate base salary continuation the named executive officer would receive pursuant to his employment agreement. In such event, the base salary continuation for Mr. Johnson is for twenty-four (24) months and for our other named executive officers is for eighteen (18) months. Where such termination occurs during the twenty-four (24)-month change in control protection period, amount reflects a lump sum payment equal to three times (3x) for Mr. Johnson and two times (2x) for our other named executive officers the sum of (i) the named executive officer’s base salary plus (ii) the named executive officer’s target annual bonus for the year of termination.

(5)
Where such termination occurs not during the twenty-four (24)-month change in control protection period, amount reflects the aggregate COBRA premium reimbursement the named executive officer would receive pursuant to his employment agreement, assuming he properly elects COBRA coverage and remains eligible for reimbursement of the premiums for the full severance period pursuant to his employment agreement. In such event, the reimbursement for Mr. Johnson lasts for up to twenty-four (24) months and for our other named executive officers lasts for up to eighteen (18) months. Where such termination occurs during the twenty-four (24)-month protection period, amount reflects a lump sum payment equal to three times (3x) for Mr. Johnson and two times (2x) for our other named executive officers the annualized COBRA premium reimbursement.

(6)	Amount reflects the value of the TRSUs that would accelerate as follows:
(i)	for the Initial ExCo TRSUs, the pro-rata portion of the final vesting tranche based on the number of full months (4) elapsed from August 6, 2024 through December 31, 2024; and
(ii)	for the 2023 ExCo TRSUs, the pro-rata portion of the final vesting tranche based on the number of full months (3) elapsed from September 25, 2024 through December 31, 2024.
(7)
Amount reflects the value of the pro-rata portion of the second vesting tranche of the 2023 ExCo TRSUs that would accelerate based on the number of full months (3) elapsed from September 25, 2024 through December 31, 2024.

(8)	Amount reflects the value of the unvested TRSUs that would accelerate.
(9)
Amount reflects the value of the PRSUs that would accelerate or remain outstanding and eligible to be earned as described below. The actual value to the named executive officer of PRSUs that remain outstanding and eligible to be earned may be greater or lesser than the amounts reported in this table, depending on the level at which performance is actually achieved.

(i)
For the Initial ExCo PRSUs granted to Messrs. Johnson, Creed, Ali and Sauer-Petersen, the pro-rata portion based on the number of full months (28) elapsed from August 6, 2022 through December 31, 2024 that would remain outstanding and eligible to be earned, assuming, for purposes of this table, that 75% performance would be achieved.

(ii)
For the Initial ExCo PRSUs granted to Mr. Strickler, the pro-rata portion based on the number of full months (22) elapsed from February 9, 2023 through December 31, 2024 that would remain outstanding and eligible to be earned, assuming, for purposes of this table, that 75% performance would be achieved.

(iii)
For the 2023 ExCo PRSUs, (a) the pro-rata portion of the 2023 ExCo TSR PRSUs based on the number of full months (15) elapsed from September 25, 2023 through December 31, 2024 that would remain outstanding and eligible to vest (assuming, for purposes of this table, that the threshold level of performance would be achieved), (b) the 2023 ExCo CFCF PRSUs for the 2024 annual measurement period that would have remained outstanding and eligible to be earned (and which, as disclosed above, were earned at 113.67% of target), and (c) the 2023 ExCo CFCF PRSUs for the 2023 annual measurement period that were previously scored (at 200% of target) and that would vest on termination.

(10)
Amount reflects the value of the 2023 ExCo TSR PRSUs that would accelerate as follows: (i) the pro-rata portion of the 2023 ExCo TSR PRSUs based on the number of full months (15) elapsed from September 25, 2023 through December 31, 2024 that would remain outstanding and eligible to vest (assuming, for purposes of this table, that the threshold level of performance would be met), (ii) the 2023 ExCo CFCF PRSUs for the 2024 annual measurement period that would have remained outstanding and eligible to be earned (and which, as disclosed above, were earned at 113.67% of target), and (iii) the 2023 ExCo CFCF PRSUs for the 2023 annual measurement period that were previously scored (at 200% of target) and that would vest on termination. The actual value to the named executive officer of PRSUs that remain outstanding and eligible to be earned may be greater or lesser than the amounts reported in this table, depending on the level at which performance is actually achieved.
(11)
Amount reflects the value of the PRSUs that would accelerate, as described below. The actual value to the named executive officer may be greater or lesser than the amounts reported in this table, depending on the level at which performance is actually achieved.

(i)
For the Initial ExCo PRSUs granted to Messrs. Johnson, Creed, Ali , Sauer-Petersen and Strickler, where the awards are not assumed (in the “Change in Control: No Termination” column), at 75% of target, assuming the closing price per share of our common shares on December 31, 2024 was the price immediately prior to the change in control, and where the awards are assumed and there is a subsequent termination (in the “Change in Control: Qualifying Termination” column), at target, in each case.

(ii)
For the 2023 ExCo PRSUs, (a) the target level of performance for the 2023 ExCo TSR PRSUs, (b) the target level of performance for the 2023 ExCo CFCF PRSUs for the 2025 annual measurement period and (c) the actual number of shares as scored for the 2023 and 2024 annual measurement periods.

(iii)
For the 2024 ExCo PRSUs, (a) the target level of performance for the 2024 ExCo TSR PRSUs subject to the achievement of TSR performance goals, (b) the target level of performance for the 2024 ExCo CFCF PRSUs for the 2025 and 2026 annual measurement periods and (c) the actual number of shares as scored for the 2024 annual measurement period.

CEO Pay Ratio
The table below sets forth comparative information regarding: (1) the actual annual total compensation of our Chief Executive Officer for the year ended December 31, 2024; (2) the median of the annual total compensation of all employees of the Company (including its consolidated subsidiaries), excluding our Chief Executive Officer, for the year ended December 31, 2024, determined on the basis described below; and (3) a ratio comparison of those two amounts (the “CEO Pay Ratio”). These amounts were determined in accordance with rules prescribed by the SEC. For 2024, the CEO Pay Ratio was 148:1, as explained below.
For purposes of determining the median of the annual total compensation of all of the Company’s employees, excluding our Chief Executive Officer, for the year ended December 31, 2024, the applicable SEC rules require us to identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. For these purposes, we used our employees’ base salaries or hourly wage rates, overtime rates, bonuses and allowances and equity awards for the period from January 1, 2024 through December 31, 2024 (the “Measurement Date”), as our consistently applied compensation measure. Except as noted below, we included all of the Company’s employees as of the Measurement Date, whether employed on a full-time, part-time or seasonal basis. We annualized the compensation for permanent employees that were not employed by us for the entire measurement period. In accordance with SEC rules, we availed ourselves of a de minimis exemption to exclude a number of non-U.S. employees who collectively represented fewer than 5% of the approximately 2,925 total employees as of the Measurement Date (such total being the total number of U.S. and non-U.S. employees irrespective of the de minimis exemption and the total number used for the de minimis calculation). Under this exemption, we excluded all employees from the following jurisdictions: Malaysia (52) and Singapore (3).
After identifying the median employee, based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2024 for the named executive officers as set forth in the Summary Compensation Table.

Chief Executive Officer annual total compensation (A)	$8,337,369
Median annual total compensation of all employees (excluding Chief Executive Officer) (B)	$56,309
Ratio of (A) to (B)	148:1

Pay Versus Performance
SEC regulations require us to disclose the following information about the relationship between both the total compensation paid to our Chief Executive Officer (“PEO” in the following tables and footnotes) and the average total compensation paid to our other named executive officers (“non-PEO named executive officers” in the following tables and footnotes) and the Company’s financial performance.

Year(1)	Summary compensation table total for PEO ($)(2)	Compensation actually paid to PEO ($)(3)	Average summary compensation table total for non- PEO named executive officers ($)(2)	Average compensation actually paid to non-PEO named executive officers ($)(3)	Value of initial fixed $100 investment based on(4):		Net income ($M)(5)	Adjusted EBITDA ($M)(6)
					Total shareholder return ($)	Peer group total shareholder return ($)
2024	8,337,369	2,600,952	2,755,529	1,269,188	147	114	446	378
2023	12,949,070	14,774,897	3,479,800	3,890,876	178	129	300	495
2022	5,687,373	5,385,965	2,054,694	1,969,296	123	126	3,907	265

(1)
Mr. Johnson assumed the role of Chief Executive Officer of the Company in 2022. The non-PEO named executive officers for 2024 and 2023 were Messrs. Creed, Ali, Sauer-Petersen and Strickler and for 2022 were Messrs. Creed, Ali and Sauer-Petersen.

(2)
Reflects, for our PEO, the total compensation reported in the Summary Compensation Table and for the non-PEO named executive officers, the average of their total compensation reported in the Summary Compensation Table, in each case, in the fiscal years indicated.

(3)
Represents the compensation actually paid to our PEO and to the non-PEO named executive officers in each of the fiscal years indicated, as computed in accordance with Item 402(v) of Regulation S-K and as set forth below:

As Reported in Summary Compensation Table(a)			Equity Award Adjustments
Year	Total ($)	Stock Awards ($)	Fair Value as of the End of the Fiscal Year of Awards Granted During the Fiscal Year that Remain Outstanding as of the End of the Fiscal Year ($)(b)	Change in Fair Value as of the Last Day of the Fiscal Year of Awards Granted in Prior Years that Remain Outstanding as of the End of the Fiscal Year ($)(c)	Fair Value as of the End of the Fiscal Year of Awards Granted During the Fiscal Year that also Vested During the Fiscal Year ($)(d)	Change in Fair Value as of Vesting Date of Awards Granted in Prior Years that Vest During the Fiscal Year ($)(e)	Forfeiture of Awards in the Current Fiscal Year that were Granted in a Prior Fiscal Year ($)(f)	Total Compensation “Actually Paid” ($)
PEO
2024	8,337,369	(6,165,155)	3,222,340	(3,708,554)	399,549	515,403	—	2,600,952
2023	12,949,070	(10,752,925)	7,495,979	3,196,644	1,633,240	252,888	—	14,774,897
2022	5,687,373	(4,125,612)	3,824,204	—	—	—	—	5,385,965
Non-PEO Named Executive Officers
2024	2,755,529	(1,818,705)	950,606	(857,492)	117,842	121,408	—	1,269,188
2023	3,479,800	(2,575,038)	1,857,038	679,286	396,053	53,736	—	3,890,876
2022	2,054,694	(1,168,919)	1,083,521	—	—	—	—	1,969,296

(a)
Reflects, for our PEO, the applicable amounts reported in the “Summary compensation table total for PEO” column in the table above and the “Stock awards” column in the Summary Compensation Table, and for the non-PEO named executive officers, the amounts reported in the “Average summary compensation table total for non-PEO named executive officers” column in the table above and the average of the amounts reported in the “Stock awards” column in the Summary Compensation Table, in each case, in each of the fiscal years indicated.

(b)
Reflects either (i) the fair value, with respect to our PEO, or (ii) the average of the fair value, with respect to the non-PEO named executive officers, in each case, as of December 31 of the covered fiscal year of awards granted in the covered fiscal year that remained outstanding and unvested (in whole or in part) as of the end of the covered fiscal year.

(c)
Reflects either (i) the change in fair value, with respect to our PEO, or (ii) the average of the change in fair value, with respect to the non-PEO named executive officers, in each case, from December 31 of the prior fiscal year to December 31 of the covered fiscal year of awards granted in a prior fiscal year that remained outstanding and unvested (in whole or in part) as of the end of the covered fiscal year.

(d)
Reflects either (i) the fair value, with respect to our PEO, or (ii) the average of the fair value, with respect to the non-PEO named executive officers, in each case, as of the vesting date of awards granted in the covered fiscal year that also became vested (in whole or in part) during the covered fiscal year.

(e)
Reflects either (i) the change in fair value, with respect to our PEO, or (ii) the average of the change in fair value, with respect to the non-PEO named executive officers, in each case, from December 31 of the prior fiscal year to the day awards became vested in the covered fiscal year, when such awards were granted in a prior fiscal year.

(f)
Reflects, either (i) the fair value, with respect to our PEO, or (ii) the average of the fair value, with respect to the non-PEO named executive officers, in each case, as of the end of the prior fiscal year of awards that were granted in a prior fiscal year but failed to vest and were forfeited in the covered fiscal year.

(4)
For each covered fiscal year, represents the value of an investment of $100 as of December 31, 2021 in each of (i) our common shares and (ii) the PHLX Oil Service Sector Index (“OSX”) measured over each of the periods ending on December 31, 2022, 2023 and 2024. It is assumed that dividends, if any, are reinvested. The OSX is the published industry or line-of-business index that we selected for purposes of Item 201(e) of Regulation S-K under the Exchange Act in our 2024 Annual Report.

(5)	Represents the amount of net income reflected in our consolidated financial statements for each covered fiscal year.
(6)
Represents the Company’s Adjusted EBITDA for each covered fiscal year. Attached as Appendix A in this proxy statement is a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

Relationship Between Compensation Actually Paid and Cumulative Total Shareholder Return (“TSR”) as a Value of Initial Fixed $100 Investment Based on Total Shareholder Return (“TSR Per $100”)

COMPENSATION ACTUALLY PAID VS. TSR AND PEER GROUP TSR
Compensation Actually Paid (in millions)
Value of $100 Investment
$15
$12
$9
$6
$3
$0
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$14.8
$178
$147
$126
$129
$123
$114
$5.4
$3.9
$2.7
$2.0
$1.3
2022
2023
2024
CEO
Non-CEO NEOs
SDRL TSR
Peer TSR

Relationship Between Compensation Actually Paid and Net Income

COMPENSATION ACTUALLY PAID VS. NET INCOME (LOSS)
Compensation Actually Paid (in millions)
Net Income (Loss) (in millions)
$15
$12
$9
$6
$3
$0
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$5.4
$2.0
$14.8
$3.9
$2.7
$1.3
$3,907
$300
$446
2022
2023
2024
CEO
Non-CEO NEOs
Net Income (Millions)

Relationship Between Compensation Actually Paid and Adjusted EBITDA

COMPENSATION ACTUALLY PAID VS. Adjusted EBITDA
Compensation Actually Paid (in millions)
$15
$12
$9
$6
$3
$0
Adjusted EBITDA
$500
$400
$300
$200
$100
$0
$5.4
$2.0
$14.8
$3.9
$2.7
$1.3
$265
$495
$378
2022
2023
2024
CEO
Non-CEO NEOs
Adjusted EBITDA (Millions)

2024 Key Performance Measures
The table below contains an unranked list of the most important financial performance measures we use to link executive compensation actually paid to performance.

Key Financial Performance Measures
Adjusted EBITDA
Levered Free Cash Flow
Annual Free Cash Flow

PROPOSAL 6:
ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE
EXECUTIVE COMPENSATION
Proposal 6: To conduct an advisory vote to approve the frequency of future advisory votes to approve executive compensation.
Pursuant to SEC rules, we are providing our shareholders the opportunity to cast a non-binding advisory vote on whether future non-binding advisory votes to approve executive compensation should be conducted every one, two or three years. Shareholders also may abstain from casting a vote on this proposal.
We believe that advisory votes regarding executive compensation should be conducted every year so that shareholders have a frequent opportunity to express their views on our executive compensation program, consistent with our efforts to engage in an ongoing dialogue with our shareholders.
The Board and the Joint Nomination and Remuneration Committee value the opinions of our shareholders as expressed through their advisory vote and other communications and will carefully consider the outcome of the advisory vote when considering the frequency of future advisory votes to approve executive compensation. The Board and the Joint Nomination and Remuneration Committee may decide, however, that it is in the best interests of our shareholders and the Company to conduct an advisory vote to approve executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.
The Board recommends that the shareholders vote, on an advisory basis, for every “ONE YEAR” as the frequency of future advisory votes to approve executive compensation.
As a shareholder of record, if no indication is given as to how you want your shares to be voted, but your proxy is executed, the persons designated as proxies will vote the proxies received for every “ONE YEAR” as the frequency of future advisory shareholder votes to approve executive compensation in Proposal 6.
With respect to this advisory vote, the result of the vote will not require the Board or any committee thereof to take any action. However, the Board values the opinions of our shareholders and will carefully consider the outcome of the advisory vote on Proposal 6.

OWNERSHIP OF VOTING SECURITIES
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth amounts and percentages of our common shares (the only class of our securities issued and outstanding and eligible to vote) owned beneficially as of March 17, 2025 (except as noted below) by (1) each person or group known by us to beneficially own more than 5% of our issued and outstanding shares; (2) each of our Directors and each Director nominee as of the date of this proxy statement; (3) each of our named executive officers for 2024; and (4) all of our Directors and executive officers as a group as of the date of this proxy statement. Beneficial ownership includes any of our common shares as to which a person has the right to acquire within sixty (60) days of March 17, 2025.

	Common Shares Beneficially Owned(1)
Name of Beneficial Owner	Amount	Percentage
Canyon Capital Advisors LLC(2)	4,897,709	7.9%
BlackRock, Inc.(3)	3,801,714	6.1%
Elliott Investment Management, L.P.(4)	3,703,746	6.0%
Wellington Management Group LLP(5)	3,544,434	5.7%
Dimensional Fund Advisors LP(6)	3,459,524	5.6%
Adage Capital Management, L.P.(7)	3,429,169	5.5%
Julie J. Robertson	3,011	*
Jean Cahuzac	2,409	*
Jan Kjærvik	2,409	*
Mark McCollum	2,409	*
Harry Quarls	11,409	*
Andrew Schultz	2,409	*
Paul Smith	2,409	*
Jonathan Swinney	2,409	*
Ana Zambelli	2,409	*
Simon Johnson	41,656	*
Grant Creed	14,375	*
Samir Ali	11,913	*
Torsten Sauer-Petersen	10,885	*
Todd Strickler	9,354	*
All current Directors and current executive officers as a group (15 persons)	124,459	*

*	Indicates less than one percent (1%).
(1)
The information presented in this table is based on information supplied to us by our executive officers, Directors and principal shareholders or included in Schedule 13Ds, 13Gs or amendments thereof filed with the SEC.

(2)
The amount of shares, the associated percentage and the following information is based solely on a Schedule 13G/A (Amendment No. 2) filed by Canyon Capital Advisors LLC, Mr. Joshua S. Friedman and Mr. Mitchell R. Julis with the SEC on February 14, 2025. The address of Canyon Capital Advisors LLC, Mr. Joshua S. Friedman and Mr. Mitchell R. Julis is 2728 North Harwood Street, 2nd Floor, Dallas, TX 75201. Of the amount reported as beneficially owned, Canyon Capital Advisors LLC has sole voting power over 4,897,709 common shares, shared voting power over no common shares, sole dispositive power over 4,897,709 common shares, and shared dispositive power over no common shares, and Mr. Joshua S. Friedman and Mr. Mitchell R. Julis each has sole voting power over no common shares, shared voting power over 4,897,709 common shares, sole dispositive power over no common shares, and shared dispositive power over 4,897,709 common shares.

(3)
The amount of shares, the associated percentage and the following information is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on November 8, 2024. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. Of the amount reported as beneficially owned, BlackRock, Inc. has sole voting power over 3,718,343 common shares, shared voting power over no common shares, sole dispositive power over 3,801,714 common shares, and shared dispositive power over no common shares.

(4)
The amount of shares, the associated percentage and the following information is based solely on a Schedule 13D/A (Amendment No. 6) filed by Elliott Investment Management L.P. with the SEC on August 22, 2024. The address of Elliott Investment Management L.P. is 360 S. Rosemary Ave, 18th Floor, West Palm Beach, FL 33401. Of the amount reported as beneficially owned, Elliott Investment Management L.P. has sole voting power over 3,703,746 common shares, shared voting power over no common shares, sole dispositive power over 3,703,746 common shares, and shared dispositive power over no common shares.

(5)
The amount of shares, the associated percentage and the following information is based solely on a Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP with the SEC on

November 8, 2024. The address of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. Of the amount reported as beneficially owned, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each has sole voting power over no common shares, shared voting power over 3,046,392 common shares, sole dispositive power over no common shares, and shared dispositive power over 3,544,434 common shares.
(6)
The amount of shares, the associated percentage and the following information is based solely on a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on January 23, 2025. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746. Of the amount reported as beneficially owned, Dimensional Fund Advisors LP has sole voting power over 3,401,941 common shares, shared voting power over no common shares, sole dispositive power over 3,459,524 common shares, and shared dispositive power over no common shares.

(7)
The amount of shares, the associated percentage and the following information is based solely on a Schedule 13G filed by Adage Capital Management, L.P., Mr. Robert Atchinson and Mr. Phillip Gross with the SEC on February 12, 2025. The address of Adage Capital Management, L.P., Mr. Robert Atchinson and Mr. Phillip Gross is 200 Clarendon Street, 52nd Floor, Boston, MA 02116. Of the amount reported as beneficially owned, Adage Capital Management, L.P., Mr. Robert Atchinson and Mr. Phillip Gross each has sole voting power over no common shares, shared voting power over 3,429,169 common shares, sole dispositive power over no common shares, and shared dispositive power over 3,429,169 common shares.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2024 with respect to the Company’s common shares that may be issued under the MIP.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights or settlement of restricted stock units (a)	Weighted average exercise price of options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Amended and Restated Seadrill Limited 2022 Management Incentive Plan(1)	1,153,395	—	1,675,786
Equity compensation plans not approved by security holders
None	—	—	—
Total	1,153,395	—	1,675,786

(1)
The MIP permits grants of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards and other stock-based awards. Amounts reported outstanding under column (a) reflect 371,592 common shares to be issued upon the settlement of (i) TRSUs and (ii) PRSUs for the 2023 cumulative free cash flow annual measurement period that were scored as “earned” and that remain subject only to service-based vesting conditions) and 781,803 common shares to be issued upon the settlement of all other PRSUs (the “Remaining PRSUs”), assuming that the applicable performance goals were met at 100% of target.

As described in “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Incentive Compensation,” certain of the Remaining PRSUs were eligible to be earned over a 2024 cumulative free cash flow annual measurement period and certain other Remaining PRSUs that are eligible to be earned based on cumulative free cash flow for future performance periods or based on total shareholder return are eligible to be earned at up to 200% of target. In March 2025, subsequent to the December 31, 2024 reporting date, the Remaining PRSUs that could be earned for the 2024 cumulative free cash flow annual measurement period were scored at 113.67% of target, resulting in 70,590 common shares deemed earned but remaining subject to service-based vesting conditions. Assuming the other Remaining PRSUs are earned at their maximum level of performance, 1,123,540 common shares would be issued upon the settlement of such Remaining PRSUs.

OTHER MATTERS
The Company has not been notified of, and the Board is not aware of, any other matters to be presented for action at the Meeting.
The following materials are being distributed to shareholders with this proxy statement: the letter to shareholders from the Chairman of the Board and the 2024 Annual Report, which includes our audited consolidated financial statements for the year ended December 31, 2024 and was filed with the SEC.
Upon request in writing, we will provide each person solicited by this proxy statement, without charge, a copy of the 2024 Annual Report, including the financial statements, or the Notice of Meeting and this proxy statement. Such persons can obtain a hard copy free of charge upon request by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com or when prompted at www.proxyvote.com.
General Matters
Neither the Board nor management intend to bring before the Meeting any business other than the matters referred to in the Notice of Meeting and this proxy statement. If any other business should come properly before the Meeting or any adjournment or postponement thereof, the proxy holders will vote on such matters at their discretion.
Notice of Internet Availability
We provide shareholders access to the proxy materials for the Meeting over the Internet as permitted under applicable SEC rules. We believe the rules enable us to provide shareholders the information they need in a more timely manner, while lowering the costs of printing and delivering the proxy materials.
To access and review the proxy materials for the Meeting, go to www.proxyvote.com and follow the instructions on the website.
Householding of Shareholder Materials
We participate, and some brokers, banks and other nominee record holders may be participating, in the practice of householding proxy materials, which means that we and any participating brokers, banks and other nominee record holders will deliver only one Notice of Internet Availability or proxy materials to multiple shareholders sharing an address unless we have, or such broker, bank, trust or other nominee record holder has, received contrary instructions from one or more shareholders at such address. This procedure allows multiple shareholders residing at the same address the convenience of receiving a single Notice of Internet Availability or set of proxy materials. Upon request, we will promptly deliver a separate copy of the Notice of Internet Availability or proxy materials to any shareholder at a shared address to which a single copy of such documents was delivered. You may request a separate copy of the Notice of Internet Availability or proxy materials and request that you receive a single copy or multiple copies in the future by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com. You also may request paper copies when prompted after you vote at www.proxyvote.com.
Information for Shareholder Proposals at the 2026 Annual General Meeting of Shareholders
One or more shareholders of record who hold our issued and outstanding shares as of the record date for the next Annual General Meeting of Shareholders expected to be held in 2026 (the “2026 Annual General Meeting”) and at the time of the 2026 Annual General Meeting and has complied with the requirements in the Bye-laws may nominate a Director nominee or make a proposal in accordance with sections 79 and 80 of the Bermuda Companies Act to be included on the agenda at the 2026 Annual General Meeting.
Any of our shareholders intending to present a proposal at the 2026 Annual General Meeting must deliver such proposal to our principal executive offices, in writing and in accordance with Rule 14a-8 of the Exchange Act (“Rule 14a-8”), no later than November 25, 2025 for inclusion in the proxy statement related to that meeting. The proposal should be delivered to our Company Secretary by certified mail, return receipt requested.
In addition, apart from the Rule 14a-8 process described above, if a shareholder wishes to nominate a person for election as a Director at the 2026 Annual General Meeting, such shareholder and nomination must comply with the requirements set forth in the Bye-laws and subject to any other requirements of law, including that the shareholder give timely notice of the nomination in writing. To be timely, such notice must be delivered to or mailed and received by our Company Secretary at our principal executive offices, not less than ninety (90) days and not more than one hundred twenty (120) days before the first anniversary of the preceding year’s Annual General Meeting of Shareholders, subject to any other requirements of law; provided, however, that in the event that the date of the 2026 Annual General Meeting is more than thirty (30) days before or after such anniversary date, notice by the shareholder must be delivered no later than ten (10) days following the earlier of the date on which notice of the 2026 Annual General Meeting was posted to members or the date on which public announcement of the date of the 2026 Annual General Meeting was made. In the case of the 2026 Annual General Meeting, references to the anniversary date of the preceding year’s Annual General Meeting of Shareholders shall mean the first anniversary of May 14, 2025, being May 14, 2026, and, assuming that the date of the 2026 Annual General Meeting is no more than thirty (30) days before or after such date, notice would be due no earlier than January 14, 2026 and no later than February 13, 2026.
The Bye-laws also specify requirements as to the form and content of a shareholder’s notice, including information concerning the nominee of the proposal, if any, and the shareholder and the beneficial owner, as the case may be. These provisions may impede shareholders’ ability to make nominations for Directors at an annual general meeting of shareholders.
In addition to giving notice pursuant to the advance notice provisions of the Bye-laws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must also provide the notice required under Rule 14a-19 of the Exchange Act, the SEC’s universal proxy rule, to the Company Secretary regarding such intent no later than March 16, 2026 (or, if the 2026 Annual General Meeting is called for a date that is more than thirty (30) days before or more than thirty (30) days after such anniversary date, then notice must be provided not later than the close of business on the later of sixty (60) calendar days prior to the date of the 2026 Annual General Meeting or the tenth (10th) calendar day following the day on which public announcement of the 2026 Annual General Meeting is first made by the Company).
Any proposed nomination or business that does not meet the requirements set forth in the Bye-laws, other than proposals submitted in compliance with SEC Rule 14a-8 under the Exchange Act, may be declared out of order and may not be considered at the 2026 Annual General Meeting.
By Order of the Board of Directors

James Gilbertson, Company Secretary

March 25, 2025

Hamilton, Bermuda

APPENDIX A

NON-GAAP MEASURES
Management uses certain non-GAAP financial measures to determine performance-based compensation. These measures include Adjusted EBITDA, Levered Free Cash Flow and Annual Free Cash Flow and are reflected in the reconciliation tables below.
Reconciliation of Net income to Adjusted EBITDA (Unaudited)
Adjusted EBITDA represents Net income before depreciation and amortization, taxes, total financial items and other income and similar non-cash charges.
Adjusted EBITDA is a non-GAAP financial measure. The Company believes Adjusted EBITDA assists investors by excluding the potentially disparate effects between periods of depreciation and amortization, income tax benefit/expense, total financial items and other income, merger and integration related expenses, gain on disposals and other adjustments specified, which are affected by various and possibly changing financing methods, capital structure and historical cost basis and which may significantly affect Net income between periods.
Adjusted EBITDA should not be considered as an alternative to Net income or any other indicator of Seadrill Limited’s performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Because the definition of Adjusted EBITDA (or similar measures) may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies.
The table below reconciles Net income, the most directly comparable GAAP measure, to Adjusted EBITDA for the year ended December 31, 2024.

Figures in USD million	Year ended December 31, 2024
Net income	446
Depreciation and amortization	168
Income tax benefit	(113)
Total financial items and other income	79
Merger and integration related expenses	24
Gain on disposals	(234)
Other adjustments(1)	8
Adjusted EBITDA	378

(1)	Primarily related to costs associated with the closure of the Company’s London office, announced in 2023.
A-1

Reconciliation of Net cash provided by operating activities to Levered Free Cash Flow and Annual Free Cash Flow (Unaudited)
The Company also presents Levered Free Cash Flow and Annual Free Cash Flow as non-GAAP liquidity measures. Levered Free Cash Flow is calculated as Net cash provided by operating activities less additions to drilling units and equipment and adjusted for the effect of exchange rate changes on cash and cash equivalents. Annual Free Cash Flow is calculated as Levered Free Cash Flow in addition to proceeds from disposal of assets. The Company believes Levered Free Cash Flow and Annual Free Cash Flow are useful to investors, as they allow greater transparency of the generation or utilization of cash by the business.
Leveraged Free Cash Flow and Annual Free Cash Flow should not be considered as alternatives to Net cash provided by operating activities. As the definitions of Levered Free Cash Flow and Annual Free Cash Flow may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The table below reconciles Net cash provided by operating activities, the most directly comparable GAAP measure, to Levered Free Cash Flow and Annual Free Cash Flow for the year ended December 31, 2024.

Figures in USD million	Year ended December 31, 2024
Net cash provided by operating activities	88
Additions to drilling units and equipment	(157)
Effect of exchange rate changes on cash and cash equivalents	(5)
Levered Free Cash Flow	(74)

Proceeds from disposal of assets	383
Annual Free Cash Flow	309

A-2

SCAN TO VIEW MATERIALS & VOTE

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66035-P28000

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEADRILL LIMITED

The Board of Directors (the "Board") of Seadrill Limited (the "Company") recommends you vote FOR proposals 1, 2(a)-(i), 3, 4 and 5.

The Board recommends you vote for 1 YEAR on proposal 6.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V66036-P28000

SEADRILL LIMITED
Annual General Meeting of Shareholders
May 14, 2025 at 10:00 a.m., Bermuda time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) each of the following persons as proxy holders: Ms. Julie J. Robertson (Chair of the Board of Directors), Mr. Simon Johnson (Seadrill Chief Executive Officer), Mr. Martyn Svensen (Seadrill Vice President of Insurance) and Ms. Jennifer Panchaud (Attorney at Conyers Dill & Pearman Limited, Seadrill's Bermuda Counsel), and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of SEADRILL LIMITED (the "Shares") that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held on May 14, 2025 at 10:00 a.m., Bermuda time, at the Hamilton Princess Hotel & Beach Club, 76 Pitts Bay Road, Hamilton, PB HM 08, Bermuda (the "2025 Annual General Meeting"), and any adjournment or postponement thereof.

Continued and to be signed on reverse side

Seadrill Limited
(the “Company”)
PROXY FOR THE 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2025
This proxy is solicited by the Board of Directors of the Company (the “Board”).
For common shares of the Company held through Verdipapirsentralen ASA (VPS) ONLY
I/We (insert name)                                (block letters) the holder(s) of (insert number of shares)                        common shares of the Company hereby appoint each of Ms. Julie J. Robertson (Chair of the Board), Mr. Simon Johnson (Seadrill Chief Executive Officer), Mr. Martyn Svensen (Seadrill Vice President of Insurance) and Ms. Jennifer Panchaud (Attorney at Conyers Dill & Pearman Limited, Seadrill’s Bermuda Counsel), with the power of substitution to act as my/our proxy at the Annual General Meeting of Shareholders to be held on May 14, 2025 at 10:00 a.m., Bermuda time, at the Hamilton Princess Hotel & Beach Club, 76 Pitts Bay Road, Hamilton, PB HM 08, Bermuda (the “2025 Annual General Meeting”), or at any adjournment or postponement thereof, and to vote on my/our behalf as directed below.
I/We desire my/our votes to be cast on the resolutions to be proposed at the 2025 Annual General Meeting (as set out in full in the Notice of 2025 Annual General Meeting of Shareholders dated March 25, 2025 and the accompanying Proxy Statement (the “Proxy Statement”)) as indicated below.

	RESOLUTION		FOR	AGAINST	ABSTAIN
1.
To determine that the number of Directors comprising the Board be set at up to nine (9) Directors until the Company’s next annual general meeting of shareholders, or until such number is changed in accordance with the Bye-laws of the Company (the “Bye-laws”).
			☐	☐	☐
2.
To re-elect, by way of separate resolutions, each of the following persons as Directors of the Company to serve until the Company’s next annual general meeting of shareholders or until their respective offices are otherwise vacated in accordance with the Bye-laws.

	a.	Julie J. Robertson	☐	☐	☐
	b.	Jean Cahuzac	☐	☐	☐
	c.	Jan Kjærvik	☐	☐	☐
	d.	Mark McCollum	☐	☐	☐
	e.	Harry Quarls	☐	☐	☐
	f.	Andrew Schultz	☐	☐	☐
	g.	Paul Smith	☐	☐	☐
	h.	Jonathan Swinney	☐	☐	☐
	i.	Ana Zambelli	☐	☐	☐
3.
To approve the appointment of PricewaterhouseCoopers LLP, United States (“PwC US”), to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 and until the close of the Company’s next annual general meeting of shareholders thereafter and the authorization of the Board (acting through the Audit and Risk Committee of the Board) to determine the remuneration of PwC US.
			☐	☐	☐

	RESOLUTION	FOR	AGAINST	ABSTAIN
4.
To approve the remuneration of the Directors for the period from the date immediately following the 2025 Annual General Meeting of Shareholders until the later to occur of December 31, 2025 and the date of the 2026 Annual General Meeting of Shareholders.
		☐	☐	☐
5.	To conduct an advisory vote to approve the compensation of our named executive officers for 2024.	☐	☐	☐

		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
6.	To conduct an advisory vote to approve the frequency of future advisory votes to approve executive compensation.	☐	☐	☐	☐

Date               Signature

1.
To be valid, this Proxy must be received by DNB Bank ASA, Registrars Department no later than 11:59 a.m. CET on May 12, 2025. The mailing address of DNB Bank ASA, Registrars Department is: DNB Bank ASA, Registrars Department, P.O. Box 1600 Sentrum, 0021 Oslo, Norway. Alternatively, this Proxy can be sent by e-mail to vote@dnb.no not later than the aforementioned date and time.

2.
If properly executed, the common shares of the Company represented by this Proxy (the “Shares”) will be voted by the proxy holder in the manner directed by the shareholder on this Proxy. The proxy holder shall also have discretion to vote the Shares for or against any amendments to proposals duly made at the 2025 Annual General Meeting or any adjournment or postponement thereof. If no direction is given, the Shares will be voted in favour of the proposals as recommended by the Board (including amendments thereto approved by the Board) when duly presented at the 2025 Annual General Meeting or any adjournment or postponement thereof. The proxy holder shall have discretion to vote the Shares on any other matters as may otherwise properly come before the 2025 Annual General Meeting or any adjournment or postponement thereof (including, if applicable, the election of a person to the Board if any nominee named in Resolution 2 becomes unable to serve or for good cause will not serve).

3.
This Proxy must be completed, signed and dated by the shareholder or an attorney validly appointed by the shareholder. If signed by an attorney pursuant to a power of attorney or other authority, a notarial certified copy of such power of attorney or authority must be returned with this Proxy in accordance with Note 1 hereof.

4.
Proxy holders are entitled to vote on a show of hands, or, if properly demanded in accordance with the Bye-laws, on a poll, at the 2025 Annual General Meeting or any adjournment or postponement thereof.

5.	The shareholder (or attorney) shall place an “X” in the box for each Resolution above, indicating the way in which their vote is to be cast.
6.
If the shareholder is a corporation or company, this Proxy should be signed either by a duly authorised officer or attorney (in accordance with Note 3 hereof) of such corporation or company or be completed under its common seal. If shares are held jointly, each joint holder shall sign their name.

7.
If the shareholder wishes to vote “for” or “against” or to “abstain” from voting on the appointment of one or more of the directors, the shareholder shall place an “X” indicating the director(s) for whom such shareholder is voting “for” or “against” or on whose appointment the shareholder is electing to “abstain” from voting, as the case may be, in the appropriate space(s).

8.	Any alterations to this Proxy should be initialed by the shareholder (or attorney).
9.	The completion and return of this Proxy will not preclude the shareholder from attending the 2025 Annual General Meeting and voting in person.